Exhibit 2.1

MERGER AGREEMENT

THIS MERGER AGREEMENT (“Agreement”) is made and entered into as of May 15, 2007, by and among HARLEYSVILLE NATIONAL CORPORATION, a Pennsylvania corporation (“HNC”), EAST PENN FINANCIAL CORPORATION, a Pennsylvania corporation (“East Penn Financial”), and EAST PENN BANK, a Pennsylvania bank (“Bank”).

BACKGROUND

A. East Penn Financial is a registered bank holding company and the sole shareholder of Bank.  East Penn Financial has approximately 2,751 shareholders of record as of the date hereof and its common stock is registered with the U.S. Securities and Exchange Commission.

B. HNC, East Penn Financial and Bank have each determined that it is advisable and in each of their respective best interests, and consistent with and in furtherance of their respective business strategies and goals, that East Penn Financial merge with and into HNC, with HNC as the surviving corporation, upon the terms and subject to the conditions set forth herein (the “Merger”).

C. Each of the Parties, by signing this Agreement, adopts it as a plan of reorganization as defined in IRC Section 368(a), and intends the Merger to be a reorganization as defined in IRC Section 368(a).

D. In furtherance of this Agreement, the Boards of Directors of HNC, East Penn Financial and Bank have each duly, as required by law, approved the execution and delivery of this Agreement, and the Directors of East Penn Financial have executed a directors support agreement in connection with this transaction (“Director Support Agreement”).

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations, warranties, and conditions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the Parties, intending to be legally bound hereby, do agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions Whenever used in this Agreement, the following terms, unless the context requires otherwise, shall have the meanings specified below in this Article.

“Acquisition” means an acquisition of substantially all the assets of, or a stock acquisition merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction in which more than 50% of the voting common stock interests or assets of,  East Penn Financial or the Bank, on the one hand, or HNC or HNB on the other hand is acquired by a third party then unaffiliated with the company which is being acquired or whose assets are being acquired.

“Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing from any Person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or net assets of East Penn Financial, (x) direct or indirect acquisition or purchase of East Penn Financial Common Stock after the date of this Agreement by a Person who on the date of this Agreement does not own 10% or more of East Penn Financial’s Common Stock and such Person by reason of such purchase or acquisition first becomes the owner of 10% or more of East Penn Financial’s Common Stock after the date of this Agreement or the direct or indirect acquisition or purchase of 5% or more of East Penn Financial’s Common Stock after the date of this Agreement by a Person who on the date of this Agreement owns 10% or more of East Penn Financial’s Common Stock, (y) tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of East Penn Financial or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving East Penn Financial other than the transactions contemplated by this Agreement.

“Affiliate” means and includes, with respect to the entity in question: (i) any director or executive officer of the entity in question, (ii) any owner of 5% of more of any class of voting securities or interests in such entity, and (iii) any Person that (directly or indirectly) owns or controls, is owned or controlled by, or is under common ownership or control with, such entity.

“Agreement” means this Merger Agreement, as the same may from time to time be amended or supplemented (as permitted by the terms of this Agreement) by one or more instruments executed by all Parties hereto.

“Aggregate Converted Share Cash” has the meaning assigned to that term in Section 2.2(i).

“Applicable Requirements” means and includes, as of the time of reference, all of the following: (i) all material contractual obligations as set forth in the Agreement and any Disclosure Schedules or exhibits thereto; (ii) all applicable material federal, state and local laws and regulations (including without limitation, statutes, rules and regulations) binding upon East Penn Financial, the Bank or any Subsidiary; (iii) all other applicable material requirements of each federal, state or local governmental agency, board, commission, instrumentality or other governmental or quasi-governmental body or office; and (iv) all other applicable material judicial and administrative judgments, orders, stipulations, awards, writs and injunctions.

“Bank Merger” means a merger of Bank with and into HNB as described in the Bank Plan of Merger.

“Bank Plan of Merger” means a Bank Plan of Merger in the form attached to this Agreement as Exhibit 1.1, completed as indicated therein, with such additional provisions as shall be mutually agreeable to the parties thereto, and executed by the Bank and HNB.

“Bank Common Stock” means the shares of common stock of the Bank, par value $0.625 per share, authorized for issuance by the Bank.

“Bank Financial Statements” shall mean (i) the consolidated quarterly report of condition of the Bank as filed with the Bank’s regulators as of any fiscal quarter end of the Bank, and (ii) interim calendar month-end financial statements of the Bank and its Subsidiaries, stated in the Bank’s customary format as of each interim calendar month end.

“Bank Share” means any share of the Bank Common Stock, and “Bank Shares” means all of them collectively.

“Business Day” means any day except for (i) a Saturday or Sunday, and (ii) any other day on which banking institutions in the Commonwealth of Pennsylvania are required or permitted by law or by executive order to be closed.

“Cash Consideration” has the meaning assigned to that term in Section 2.2.

“Cash EPF Share Price” has the meaning assigned to that term in Section 2.8.

“Charter” shall mean the articles of incorporation, certificate of incorporation, articles of association or equivalent charter document of East Penn Financial, the Bank, a Subsidiary or HNC, as applicable.

“Claim” means any pending or threatened claim, demand, dispute, litigation or proceeding, whether asserted by one or more governmental or judicial agency or body or one or more private Persons.

“Closing” shall have the meaning ascribed in Section 2.1(c).

“Closing Date” means the date on which Closing shall be held.

“Consent” shall mean any consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Person other than a Regulatory Authority, including but not limited to those (if any) referred to on East Penn Financial Disclosure Schedule 3.4 or HNC Disclosure Schedule 4.4.

“Converted Option Shares” means the number of East Penn Financial Shares represented by the East Penn Financial Options that are exercised between the date of this Agreement and prior to the Effective Time.

“Determination Date” means the 11th Business Day prior to the Effective Time.

“East Penn Financial Certificate”means a certificate that immediately prior to the Effective Time represented one or more issued and outstanding shares of East Penn Financial Common Stock.

“East Penn Financial Common Stock” has the meaning assigned thereto in Section 3.2(a) of this Agreement.

“East Penn Financial Disclosure Schedule” means a schedule attached hereto, setting forth exceptions to any of the representations, warranties and covenants of East Penn Financial or the Bank contained herein.

“East Penn Financial Employment Agreements” has the meaning assigned thereto in Section 3.8(a).

“East Penn Financial Employee Benefit Plans” has the meaning assigned thereto in Section 3.12(a).

“East Penn Financial Equity Plan” has the meaning assigned thereto in Section 3.13.

“East Penn Financial ERISA Affiliate” has the meaning assigned thereto in Section 3.12(a).

“East Penn Financial Option” means the rights and interests represented by each of the East Penn Financial Stock Options, which are convertible upon exercise into an aggregate of 203,248 East Penn Financial Shares.

“East Penn Financial Proxy Statement” means the Proxy Statement of East Penn Financial on Schedule 14A for its annual meeting in 2007, as heretofore filed with the SEC.

“East Penn Financial Securities Documents” has the meaning assigned thereto in Section 3.27.

“East Penn Financial Share” means one (1) share of East Penn Financial Common Stock.

“East Penn Financial Shareholders Meeting” has the meaning provided in Section 5.6(a) of this Agreement.

“East Penn Financial Statements” means East Penn Financial’s Form 10-K and Annual Report, including the audited consolidated financial statements of East Penn Financial as of December 31, 2006, as heretofore filed with the SEC.

“Effective Time” means the effective date and time of the completion of the Merger, as determined pursuant to Section 2.1(b), subject to the terms and conditions of, this Agreement.

“Election Form” shall have the meaning assigned thereto in Section 2.4(c)(i).

“Encumbrance” shall mean any claim, lien, pledge, option, encumbrance, security interest,  charge, right of first refusal, option, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, restriction, restrictive covenant or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Environmental Claim” shall mean any Claim alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Hazardous Materials.

“Environmental Laws” shall mean any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.  The term Environmental Law includes, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. 1101, et seq.; the Safe Drinking Water Act, 42 U.S.C. 300f, et seq.; and all comparable state and local laws, and (ii) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means the agent designated by HNC (reasonably promptly following execution of this Agreement) to act as the exchange agent for purposes of conducting the election procedures and the exchange procedure described in Article II of this Agreement.

“Exchange Fund” has the meaning assigned to that term in Section 2.9(a).

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means those generally accepted accounting principles and practices that are recognized as such by the American Institute of Certified Public Accountants acting through the Financial Accounting Standards Board or through other appropriate boards or committees thereof.

“Hazardous Materials” includes, without limitation, any flammable explosives, radioactive materials, hazardous materials, asbestos, hazardous wastes, hazardous or toxic substances, or other materials or substances regulated under the Environmental Laws.

“HMS” means Harleysville Management Services, LLC, an affiliate of HNC.

“HNB” means HNC’s wholly owned subsidiary, The Harleysville National Bank and Trust Company, a national banking association.

“HNC Benefit Plans” has the meaning assigned thereto in Section 4.13(a).

“HNC Certificate” has the meaning assigned thereto in Section 2.9(d).

“HNC Common Stock” means the common stock, par value $1.00 per share, that HNC is presently authorized to issue, or the equivalent amount of any common stock of HNC or any successor to HNC for which HNC common stock may hereafter be exchanged or into which HNC common stock may be converted.

“HNC Disclosure Schedule” means a schedule attached hereto setting forth exceptions to any of the representations, warranties and covenants of HNC contained herein.

“HNC ERISA Affiliate” has the meaning assigned thereto in Section 4.13(a).

“HNC Group” means HNC and each of its subsidiaries, including without limitation HNB.

“HNC Securities Documents” has the meaning assigned thereto in Section 4.20.

“HNC Share” means one (1) share of HNC Common Stock.

“IRC” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the U.S. Internal Revenue Service.

“Material Adverse Effect” means, with respect to HNC, East Penn Financial or Bank, respectively, any effect that (i) is material and adverse to the financial position, results of operations or business of HNC and its subsidiaries taken as a whole or East Penn Financial and its Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of any of HNC and its subsidiaries or East Penn Financial or its Subsidiaries, as the case may be, to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Merger; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes after the date hereof in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes after the date hereof in GAAP or regulatory accounting requirements applicable to banks, federal savings institutions and their holding companies generally, (c) changes after the date hereof in general economic or market conditions affecting banks and their holding companies generally, including changes in interest rates, (d) public disclosure of the Merger contemplated hereby, (e) costs incurred in connection with the Merger including, without limitation, change in control and severance payments, as disclosed herein on the East Penn Financial Disclosure Schedules, investment banking fees, legal fees, accounting fees and printing costs, in each case in accordance with GAAP and (f) any action or omission of HNC or any of its subsidiaries, or East Penn Financial or Bank or any other of the Subsidiaries, as the case may be, taken with the prior consent of the other or as otherwise contemplated by this Agreement in connection with the consummation of the Merger.

“Merger Consideration” shall have the meaning assigned to that term in Section 2.2.

“Merger Documents” means this Agreement, the Bank Plan of Merger and all other documents, certificates, instruments and agreements executed (or to be executed) by any of HNC, East Penn Financial, Bank, or HNB in connection with the transactions contemplated by this Agreement.

“OCC” means the Office of the Comptroller of the Currency of the United States Department of Treasury.

“Option Cash-Out Price” has the meaning assigned to that term in Section 2.8.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom or practice.

“Outside Effective Time” means 11:59 p.m. on March 31, 2008.

“PADOB” means the Department of Banking of the Commonwealth of Pennsylvania.

“Party” or “Parties” means East Penn Financial, Bank and HNC, as the case may be.

“Person” means an individual, partnership, limited liability company, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity or a federal, state, local or foreign government, or a political subdivision thereof, or any agency of such government or subdivision.

“Prospectus/Proxy Statement” means the prospectus/proxy statement in compliance with the standard proxy rules of the SEC whether or not directly applicable, together with any supplements thereto, to be sent to holders of East Penn Financial Common Stock in connection with East Penn Financial Shareholders Meeting and the approval of the Merger and this Agreement.

“Regulatory Approvals” means the approval orders or letters, or statements of non-objection, from the Regulatory Authorities that are required in order to consummate the transactions identified or contemplated in connection with the Merger Documents, including, but not limited to, the approvals referred to in East Penn Financial Disclosure Schedule 3.4 or HNC Disclosure Schedule 4.4.

“Regulatory Filings” means (i) the filings, notices and registrations with applicable regulatory authorities that are required in order to consummate the transactions identified or contemplated in connection with the Merger Documents, (ii) the Securities Filings, (iii) the filings required for Regulatory Approvals, including, and (iv) any other filings referred to in East Penn Financial Disclosure Schedule 3.4 or HNC Disclosure Schedule 4.4.

“Regulatory Authorities” means, as applicable, the PADOB, the OCC, the FDIC, the FRB and any other federal, state or local government or government agency having or claiming jurisdiction over Bank, any of the Subsidiaries or the transactions contemplated by this Agreement.

“Resulting Bank” means the banking institution that survives the Bank Merger.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Filings” means HNC’s registration statement on Form S-4 including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the HNC Common Stock to be issued in connection with the Merger, together with any applicable state “blue sky” securities filings, and the East Penn Financial Proxy Statement including any amendments thereto, as filed with the SEC under the Exchange Act in connection with the East Penn Financial Shareholders Meeting.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Special Loan” means each loan classified or properly classifiable as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" or words of similar import.

“Special REO Property” means each property owned by Bank or any Subsidiary and acquired for debts or leases previously contracted.

“State Corporation Law” means the Pennsylvania Business Corporation Law, as amended.

“Stock Consideration” has the meaning assigned to that term in Section 2.2.

“Subsidiary” shall mean each corporation, partnership, limited partnership, limited liability partnership, limited liability company, business trust or other organization or entity, the majority equity or voting interest in which is owned, directly or indirectly, by East Penn Financial, the Bank or any other Subsidiary, and “Subsidiaries” means them collectively.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made by any person or entity, other than HNC, to acquire more than 50% of the combined voting power of the shares of East Penn Financial Common Stock then outstanding or all or substantially all of East Penn Financial’s consolidated assets for consideration consisting of cash and/or securities that is on terms that the Board of Directors of East Penn Financial in good faith concludes, after consultation with its financial advisors and outside counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, (A) is on terms that the Board of Directors of East Penn Financial in its good faith judgment believes to be more favorable from a financial point of view to its shareholders than the Merger; (B) for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of East Penn Financial and (C) is reasonably capable of being completed.

“Tax” means any federal, state, local or foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including without limitation, taxes based upon or measured by income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including without limitation, taxes under IRC Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, recapture, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, all of the foregoing together with all interest, penalties, or additions thereto, whether disputed or not, and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including without limitation, any schedule or attachment thereto, and including without limitation, any amendment thereof.

“Valuation Date” means the close of business on the last day of the calendar month ended on or immediately preceding the Closing Date.

ARTICLE II
THE MERGER

Section 2.1The Merger; Closing.

(a) Subject to the terms and conditions of this agreement, at the Closing, effective as of the Effective Time, the Parties shall effectuate the Merger under the following provisions:

(i) In accordance with State Corporation Law, (A) East Penn Financial shall merge with and into HNC; (B) the separate existence of East Penn Financial shall cease; and (C) HNC shall be the surviving corporation in the Merger;

(ii) Each share of East Penn Financial Common Stock issued and outstanding prior to the Effective Time shall be converted into the right to receive Stock Consideration, Cash Consideration or a combination of both, as more fully provided in this Article II; and

(iii) All of the property (real, personal or mixed), rights, powers, duties, obligations and liabilities of East Penn Financial shall be taken and deemed transferred to and vest in HNC, as the surviving corporation in the Merger, without further act or deed.

(b) Upon completion of Closing but subject further to the terms hereof, the Parties shall cause Articles of Merger relating to the Merger to be filed with the Secretary of the Commonwealth of Pennsylvania, and the Merger shall become effective at a date and time, which in all events shall be a time of day after the close of trading but before midnight on a Business Day (the “Effective Time”) and, subject to the foregoing and the other provisions of this Agreement, shall be a date and time to be mutually agreed by HNC and East Penn Financial.

(c) Closing on the Merger (the “Closing”) shall be held on a date and time to be designated by HNC, but no later than ten (10) Business Days after the complete satisfaction or waiver of the conditions set forth in this Agreement (other than conditions that by their nature are to be satisfied at Closing but subject nevertheless to fulfillment or waiver of those conditions), at the offices of HNC at 483 Main Street, Harleysville, Pennsylvania, unless another time or place is agreed to in writing by the Parties.  Subject to the terms and conditions of this Agreement, each of the Parties agrees to use all commercially reasonable efforts to cause the Closing to be completed on the earliest practicable date.

(d) At the Closing, East Penn Financial shall deliver and shall cause Bank and the Subsidiaries to deliver to HNC the following:

(i) All certificates representing all Bank Shares, and all certificates representing all shares or ownership interests issued by each of the Subsidiaries, duly endorsed in blank, with signatures guaranteed by a bank or trust.

(ii) All minute books, corporate seals, stock certificate books and other stock records of the Bank and each of the Subsidiaries.

(iii) All necessary documents required by any banks or other depository institutions for Bank and each of the Subsidiaries to remove the authorized signatories and replace them with the HNC's designees.

(e) The Bank and HNB shall have taken the additional actions and performed the additional terms and conditions set forth in the Bank Plan of Merger.

(f) HNC shall deliver the Merger Consideration to the Exchange Agent at the time and in the manner provided in this Agreement.

Section 2.2 Exchange of and Consideration for East Penn Financial Shares.  Upon the Effective Time, all of the East Penn Financial Shares issued and outstanding immediately prior to the Effective Time, shall, at the Effective Time, by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be converted into the “Merger Consideration,” which shall be comprised of :

(i) the “Cash Consideration,” which shall be the sum of $50,284,464.00 (or $14.50 per “Cash Election Share” as defined below assuming 6,305,262 East Penn Financial Shares are outstanding at the Effective Time) plus $7.97 per share for each of the Converted Option Shares (the “Aggregate Converted Share Cash”); plus

(ii) shares of HNC Common Stock as more fully provided below (the “Stock Consideration”).

Holders of East Penn Financial Shares shall be entitled to receive, for each East Penn Financial Share, either HNC Common Shares only (a “Stock Election Share”) or cash only (a “Cash Election Share”), based on an allocation of the Cash Consideration identified above and the "Stock Consideration" shown below according to the provisions of this Article II, including without limitation Section 2.4:

(a) If the “Indicated HNC Share Price” (as defined in Section 2.4(b)) is equal to or less than $19.84 and equal to or greater than $14.66, the “Stock Consideration” shall be (I) 2,385,172 shares of HNC Common Stock, plus (II) 0.3782 shares of HNC Common Stock for each of the Converted Option Shares.

FOR EXAMPLE:

Under subsection (a), if the Indicated HNC Share Price is $17.25 and 6,305,262 East Penn Financial Shares are outstanding, an East Penn Financial shareholder will receive 0.8406 shares of HNC Common Stock for each Stock Election Share and $14.50 in cash for each Cash Election Share.

(b) If the Indicated HNC Share Price is less than $14.66, the “Stock Consideration” shall be (I) that number of HNC Common Shares equal to the result obtained by dividing $34,970,559.00 by the Indicated HNC Share Price,  plus (II) for each of the Converted Option Shares, that number of HNC Common Shares equal to the result obtained by dividing $5.55 by the Indicated HNC Share Price.

FOR EXAMPLE:

Under subsection (b), if the Indicated HNC Share Price is $14.50 and 6,305,262 East Penn Financial Shares are outstanding, an East Penn Financial shareholder will receive 0.8500 shares of HNC Common Stock for each Stock Election Share and $14.50 in cash for each Cash Election Share.

(c) If the Indicated HNC Share Price is greater than $19.84, the “Stock Consideration” shall be (I) that number of HNC Common Shares equal to the result obtained by dividing $47,313,110.00 by the Indicated HNC Share Price, plus (II) for each of the Converted Option Shares, that number of HNC Common Shares equal to the result obtained by dividing $7.51 by the Indicated HNC Share Price.

FOR EXAMPLE:

Under subsection (c), if the Indicated HNC Share Price is $20.00 and 6,305,262 East Penn Financial Shares are outstanding, an East Penn Financial shareholder will receive 0.8337 shares of HNC Common Stock for each Stock Election Share and $14.50 in cash for each Cash Election Share.

Notwithstanding the foregoing, this subsection (c) shall not be applicable, and subsection (a) shall nevertheless apply if the Indicated HNC Share Price is greater than $19.84, if, at the Effective Time, HNC shall have entered into a definitive agreement for an Acquisition of HNC or HNB which, at the Effective Time, has not been terminated.

Section 2.3 HNC Common Stock. Each share of HNC Common Stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, continue to be issued and outstanding as an identical share of HNC Common Stock. Each share of HNC Common Stock issued and held in the treasury of HNC immediately prior to the Effective Time, if any, shall, on and after the Effective Time, continue to be issued and held in the treasury of HNC.

Section 2.4 Allocation of Merger Consideration.   This Section shall govern the allocation of the Cash Consideration and Stock Consideration among the holders of East Penn Financial Shares.

(a) Initial Elections by Holders of East Penn Financial Shares.  Each holder of one or more East Penn Financial Shares on the Record Date shall be entitled to preliminarily elect (i) to receive only shares of HNC Common Stock (a “Stock Election”), or (ii) to receive only cash (a “Cash Election”), or (iii) to received a mixture of Stock Consideration and Cash Consideration (a “Mixed Election”), but these elections shall nevertheless be subject to the allocation provisions of this Section 2.4, which shall in all events be controlling.

(b) Valuation of HNC Common Stock.  The value of a share of HNC Common Stock for purposes of calculating the value of the Stock Consideration and making the allocations provided for in this Section shall be the “Indicated HNC Share Price,” which shall be the numeric average of the closing prices for a share of HNC Common Stock, as reported on the NASDAQ Global Market (as reported in The Wall Street Journal or, in the absence thereof, as reported by another authoritative source mutually agreed upon by HNC and East Penn Financial), for each trading day during the period (the “Measurement Period”) commencing with the 30th Business Day prior to the Effective Time and ending with the Determination Date.

(c) Election Procedures.

(i) HNC and East Penn Financial shall cause the Exchange Agent to mail an election form and other appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing East Penn Financial Shares shall pass, only upon proper delivery of such certificates to the Exchange Agent in such form as HNC and East Penn Financial shall mutually agree (an “Election Form”) to holders of East Penn Financial Common Stock and East Penn Financial Options not more than forty (40) Business Days and not less than twenty (20) Business Days prior to a date and time (the “Election Deadline”) that shall be mutually agreeable to HNC and East Penn Financial, but in any event not less than six (6) Business Days prior to the Closing Date, and shall be designated in the Election Form as the deadline for delivery of such holders’ elections. Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to make a Stock Election, a Cash Election or a Mixed Election.  The East Penn Financial Shares for which the holder has duly made a Mixed Election shall be entitled to receive that respective proportion of Stock Consideration and Cash Consideration as shall be determined pursuant to the allocation rules set forth in Section 2.4(e), and shall be deemed to hold Stock Election Shares and Cash Election Shares in corresponding amounts.

(ii) The Exchange Agent shall use reasonable efforts to make the Election Form available to all persons who become holders of East Penn Financial Common Stock during the period between the record date for the mailing of the Election Form (the “Record Date”) and the Election Deadline. Any holder's election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a properly completed and signed Election Form accompanied by the East Penn Financial Certificates to which such Election Form relates, in form acceptable for transfer (or by an appropriate guarantee of delivery of such East Penn Financial Certificates as set forth in such Election Form from a firm which is an "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Exchange Act) provided that such East Penn Financial Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery).

(iii) If, as to any East Penn Financial Common Stock, the holder either: (i) does not submit a properly completed Election Form before the Election Deadline; (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline; or (iii) fails to perfect his, her or its dissenters' rights pursuant to subsection 2.7 of this Agreement, those shares of East Penn Financial Common Stock shall be designated "No-Election Shares." Nominee record holders who hold East Penn Financial Common Stock on behalf of multiple beneficial owners shall be required to indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares and No-Election Shares, and how many shares held by them are subject to a Mixed Election.

(d) Effective Election. An Election shall be properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Exchange

Agent shall have reasonable discretion to (i) determine whether any election, modification or revocation is received, (ii) determine whether any election, modification or revocation has been properly made, and (iii) disregard immaterial defects in any Election Form. Good faith determinations made by the Exchange Agent regarding such matters shall be binding and conclusive. Neither HNC, nor East Penn Financial nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(e) Allocation. Subject to the other provisions of this Article II, the Exchange Agent shall effect the allocation of the Merger Consideration among the holders of East Penn Financial Common Stock in accordance with their respective Election Forms and the following allocation rules:

(i) Aggregate Stock Consideration Oversubscribed. If the number of Stock Election Shares would cause the aggregate Stock Consideration to exceed the amount of Stock Consideration prescribed in the applicable subsection of Section 2.2, then:

(A) All Cash Election Shares and No-Election Shares shall be converted into the right to receive the Cash Consideration;

(B) The Exchange Agent shall convert, on the pro rata basis described in Section 2.4(e)(iii) below, a sufficient number of Stock Election Shares into Cash Election Shares ("Reallocated Cash Shares") such that the total Stock Consideration shall equal the amount of Stock Consideration prescribed in the applicable subsection of Section 2.2 and such Reallocated Cash Shares shall be converted into the right to receive the Cash Consideration; and

(C) The Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive the Stock Consideration.

(ii) Aggregate Stock Consideration Undersubscribed. If the number of Stock Election Shares would cause the aggregate Stock Consideration to be less than the amount of Stock Consideration prescribed in the applicable subsection of Section 2.2, then:

(A) All Stock Election Shares shall be converted into the right to receive the Stock Consideration;

(B) No-Election Shares shall be converted into Stock Election Shares to the extent necessary to cause the aggregate Stock Consideration to equal the amount of Stock Consideration prescribed in the applicable subsection of Section 2.2.  If less than all of the No-Election Shares need to be converted to Stock Election Shares, then the Exchange Agent shall select which No-Election Shares shall be converted into Stock Election Shares on a pro rata basis in such manner as the Exchange Agent, in its sole discretion, shall determine. All remaining unconverted No-Election Shares shall be treated as Cash Election Shares and shall be converted into the right to receive the Cash Consideration.

(C) If all of the No-Election Shares are converted to Stock Election Shares under the preceding subsection and the resulting total Stock Consideration would remain less than the amount of Stock Consideration prescribed in the applicable subsection of Section 2.2, then the Exchange Agent shall convert, on a pro rata basis described in subsection 2.4(e)(iii) below, a sufficient number of Cash Election Shares (excluding Dissenting East Penn Financial Shares) into Stock Election Shares ("Reallocated Stock Shares") such that the total Stock Consideration equals the amount of Stock Consideration prescribed in the applicable subsection of Section 2.2, and such Reallocated Stock Shares shall be converted into the right to receive the Stock Consideration; and

(D) All Cash Election Shares which are not Reallocated Stock Shares shall be converted into the right to receive the Cash Consideration.

(iii) Pro Rata Reallocations. If the Exchange Agent is required pursuant to subsection 2.4(e)(i)(B) to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares. If the Exchange Agent is required pursuant to subsection 2.4(e)(ii)(C) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares.

(f) Calculation of and Allocation of Merger Consideration. Not later than three (3) Business Days prior to Closing, HNC shall deliver to East Penn Financial and the Exchange Agent a computation of the relative amounts of Cash Consideration and Stock Consideration comprising the Merger Consideration (subject only to any adjustment that may be required by subsection (g) of this Section), showing the components and calculation thereof in reasonable detail (the “Initial Allocation Computation”).  Not later than one (1) Business Day prior to Closing, East Penn Financial and the Exchange Agent shall each notify HNC whether they agree with the Initial Allocation Computation.  In the event of a disagreement, the Parties shall resolve any differences and disagreements on or before the completion of Closing.  If there is a disagreement, Closing and the Effective Time shall be delayed until such disagreement can be resolved.

(g) Superseding Allocation to Comply with Tax Requirements.  Notwithstanding any other provision of this Agreement, the Initial Allocation Computation shall be further adjusted to meet such requirements as may be necessary to enable the Parties to obtain opinions from their respective special tax advisers in accordance with the provisions of Section 7.4(c) and Section 8.5(c), respectively.  The Parties acknowledge and agree that the determination pursuant to Section 7.4(c) and 8.5(c) may be based, among other things, on the closing price of HNC Common Stock at the close of trading on the trading day on which the Effective Time occurs and the resulting amounts of Cash Consideration and Stock Consideration paid to each holder of an East Penn Financial Share pursuant to Section 2.8, and may be affected, among other things, by (i) failure by one or more holders of East Penn Financial Options to accept the cash-out payment referred to in Section 2.8, and (ii) the amounts, if any, that may be payable in cash by HNC to holders of Dissenting East Penn Financial Shares.  If the allocation of Cash Consideration and Stock Consideration needs to be adjusted pursuant to this subsection, then, after the close of trading on the date of the Effective Time, but at least five (5) hours prior to the Effective Time, HNC shall deliver to the Exchange Agent and East Penn Financial a computation of the proposed adjustments to the allocations of Cash Consideration and Stock Consideration, showing the components and calculation thereof in reasonable detail (an “Adjusted Allocation Computation”).  At least three (3) hours prior to the Effective Time, the Exchange Agent and East Penn Financial shall each notify HNC whether it agrees with the Adjusted Allocation Computation.  In the event of an unresolved disagreement between the Parties, the Parties shall delay the Effective Time pursuant to Section 2.4(h).

(h) Final Determination of Allocations; Re-Establishment of Effective Time in the Event of Non-Agreement.  The respective amounts of Cash Consideration and Stock Consideration payable and issuable to each of the holders of East Penn Financial Common Stock pursuant to the Initial Allocation Computation, or if applicable the Adjusted Allocation Computation, shall be calculated by the Exchange Agent in accordance with this Agreement and approved by HNC and East Penn Financial as soon as practicable and no later than two (2) hours before the Effective Time.  In the event of a disagreement, HNC, East Penn Financial and the Exchange Agent shall resolve any differences and disagreements prior to the Effective Time.  If there are any unresolved differences, the Parties shall, prior to the originally agreed Effective Time, re-establish a new Effective Time which shall be at the earliest practicable time, subject to the other terms and conditions of this Agreement, by which re-established Effective Time they shall have agreed upon the Initial Allocation Computation or Adjusted Allocation Computation, as applicable (whichever is applicable, as so finally agreed, herein referred to as the “Final Allocation”).  To the extent that Articles of Merger shall have been filed that, pursuant to applicable law, would have a time other than the Effective Time as it may be established or re-established by the parties, the Parties agree to mutually cooperate to take such actions as may be required under applicable law to make the Merger effective as of the new Effective Time, including, if necessary, the filing of any necessary and appropriate documents with the Pennsylvania Department of State to withdraw the original Effective Time and establish a new Effective Time.

Section 2.5 Treasury Stock.   Each share of East Penn Financial Common Stock issued and held in the treasury of East Penn Financial as of the Effective Time, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

Section 2.6 Fractional Shares.  No fractional shares of HNC Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of East Penn Financial Common Stock who would otherwise be entitled to receive a fraction of a share of HNC Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the Indicated HNC Share Price.

Section 2.7 Dissenting East Penn Financial Shareholders.

(a) The outstanding shares of East Penn Financial Common Stock any holders of which have timely perfected any right to demand appraisal for their shares ("Dissenting East Penn Financial Shares") pursuant to the State Corporation Law and have not effectively withdrawn or lost their dissenters' rights under the State Corporation Law, shall not be converted into or represent a right to receive the Cash Consideration or the Stock Consideration under this Agreement, and the holders thereof shall be entitled only to such rights as are granted by the State Corporation Law.  Notwithstanding the foregoing, a portion of the Cash Consideration shall be allocated to Dissenting East Penn Financial Shares as if they were Cash Election Shares and shall not be allocated to other East Penn Financial Shares.  An additional allocation of Cash Consideration to Dissenting East Penn Financial Shares may be made to the extent (but only to the extent) necessary to comply with Section 2.4(g).

(b) If any such holder of East Penn Financial Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, and if such holder shall have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting East Penn Financial Shares held by such holder shall be converted into a right to receive Stock Consideration, Cash Consideration or Mixed Consideration in accordance with the applicable provisions of this Agreement and shall be designated as Stock Election Shares and Cash Election Shares accordingly. If any such holder of East Penn Financial Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, and if such holder shall not have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting East Penn Financial Shares held by such holder shall be designated No-Election Shares and shall be converted on a share by share basis into either the right to receive Stock Consideration or Cash Consideration in accordance with the applicable provisions of this Agreement.

(c) All payments in respect of Dissenting East Penn Financial Shares, if any, will be made by HNC.

Section 2.8 East Penn Financial Options.  HNC agrees to pay each present holder of an East Penn Financial Option, at the Effective Time (separate from the Merger Consideration), in full release, termination and satisfaction of such holder’s East Penn Financial Option, the “Option Cash-Out Price” (as defined below) for each East Penn Financial Share that is receivable on a full cash exercise of the East Penn Financial Option.  The “Option Cash-Out Price” for each East Penn Financial Share shall be an amount equal to the difference between the “Cash EPF Share Price” (determined as provided below) and the per share exercise price for such share pursuant to the applicable East Penn Financial Option.

(a) If the Indicated HNC Share Price is equal to or less than $19.84 and equal to or greater than $14.66, the “Cash EPF Share Price” shall be that dollar amount equal to the result of dividing (A) the aggregate value of the Merger Consideration (at the Indicated HNC Share Price) under the applicable paragraph of Section 2.2, by (B) the number of East Penn Financial Shares issued and outstanding immediately prior to the Effective Time;

(b) if the Indicated HNC Share Price is less than $14.66, the “Cash EPF Share Price” shall be $13.52; or

(c) if the Indicated HNC Share Price is greater than $19.84, the “Cash EPF Share Price” shall be $15.48.

Section 2.9 Surrender and Exchange of East Penn Financial Stock Certificates.

(a) Exchange Fund. On or prior to the Closing Date, the Exchange Agent shall have received a deposit from HNC, in trust for the benefit of holders of shares of East Penn Financial Common Stock, sufficient cash and certificates representing shares of HNC Common Stock to make all payments and deliveries to shareholders of East Penn Financial pursuant to this Article II. Any cash and certificates for HNC Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(b) Exchange Procedures for Effective Election Forms Submitted by Election Deadline. As soon as reasonably practicable after the Effective Time (and in any case no later than ten (10) Business Days after the Effective Time), HNC shall cause the Exchange Agent to mail the Merger Consideration to shareholders of East Penn Financial who have submitted effective Election Forms prior to the Election Deadline.

(c) Exchange Procedures in Absence of Effective Election Forms Submitted by Effective Deadline. As soon as reasonably practicable after the Effective Time (and in any case no later than two (2) Business Days thereafter), HNC shall cause the Exchange Agent to mail to each record holder of East Penn Financial Common Stock immediately prior to the Effective Time who has not surrendered East Penn Financial Certificates representing all of the shares of East Penn Financial Common Stock owned by such holder in accordance with Section 2.4(c)(ii), a letter of transmittal which shall specify that delivery of the East Penn Financial Certificates shall be effected, and risk of loss and title to the East Penn Financial Certificates shall pass, only upon delivery of the East Penn Financial Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as HNC may reasonably specify and instructions for effecting the surrender of such East Penn Financial Certificates in exchange for the Cash Consideration and/or the Stock Consideration, as the case may be. Upon surrender of an East Penn Financial Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such East Penn Financial Certificate shall be entitled to receive within two (2) Business Days thereafter and in exchange therefor (i) a certificate representing, in the aggregate, the whole number of shares of HNC Common Stock that such holder has the right to receive pursuant to this Article II and/or (ii) a check in the amount equal to the cash that such holder has the right to receive pursuant to this Article II. No interest will be paid or will accrue on any cash payment pursuant to this Section.

(d) Each certificate for shares of HNC Common Stock (each, an "HNC

Certificate") issued in exchange for East Penn Financial Certificates pursuant to this Section shall be dated the Effective Time and be entitled to dividends, distributions and all other rights and privileges pertaining to such shares of HNC Common Stock from the Effective Time. Until surrendered, each East Penn Financial Certificate shall, from and after the Effective Time, evidence solely the right to receive the Merger Consideration.

(e) If an East Penn Financial Certificate is exchanged on a date following one or more record dates after the Effective Time for the payment of dividends or any other distribution on shares of HNC Common Stock, HNC shall pay to the holder of such East Penn Financial Certificate cash in an amount equal to dividends payable on the shares of HNC Common Stock issued in exchange therefore and pay or deliver any other distribution to which such shareholder is entitled. No interest shall accrue or be payable in respect of dividends or any other distribution otherwise payable under this subsection upon surrender of East Penn Financial Certificates. Notwithstanding the foregoing, no Party shall be liable to any holder of East Penn Financial Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until such time as East Penn Financial Certificates are surrendered to HNC for exchange, HNC shall have the right to withhold dividends or any other distributions on the shares of HNC Common Stock issuable to such shareholder.

(f) Upon the Effective Time, the stock transfer books for East Penn Financial Common Stock will be closed and no further transfers of East Penn Financial Common Stock will thereafter be made or recognized. All East Penn Financial Certificates surrendered pursuant to this Section will be cancelled.

(g) If there is a transfer of ownership of East Penn Financial Common Stock that is not registered in the transfer records of East Penn Financial, one or more HNC Certificates evidencing, in the aggregate, the proper number of shares of HNC Common Stock, a check in the proper amount of cash in lieu of any fractional shares, the per share Cash Consideration, and any dividends or other distributions to which such holder is entitled pursuant to subsection (e) of this Section, as applicable and appropriate, may be issued with respect to such East Penn Financial Common Stock to such a transferee if the East Penn Financial Certificate representing such shares of East Penn Financial Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(h) If any East Penn Financial Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed East Penn Financial Certificate, upon the making of a sworn affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration, and any dividends or other distributions to which such holder is entitled pursuant to this Section as may be required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration to which the holder of such East Penn Financial Certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed East Penn Financial Certificate to deliver a bond in such amount as it may direct (but not to exceed $21.75 for each East Penn Financial Share represented by such East Penn Financial Certificate) as indemnity against any claim that may be made against East Penn Financial, HNC or the Exchange Agent or their agents with respect to the East Penn Financial Certificate alleged to have been lost, stolen or destroyed.

Section 2.10 Anti-Dilution Provisions. If HNC shall, at any time before the Effective Time:

(a) declare a dividend payable in shares of HNC Common Stock with a record date on or prior to the Effective Time;

(b) combine the outstanding shares of HNC Common Stock into a smaller number of shares;

(c) resolve to effect a split or subdivide the outstanding shares of HNC Common Stock with a record date on or prior to the Effective Time; or

(d) reclassify the shares of HNC Common Stock or otherwise recapitalize or reorganize in any manner affecting the HNC Common Stock;

then, in any such event, the total Stock Consideration to be delivered to East Penn Financial shareholders who are entitled to receive Stock Consideration shall be adjusted so that each such East Penn Financial shareholder shall be entitled to receive such number of shares of HNC Common Stock as such East Penn Financial shareholder would have been entitled to receive as a result of such event if the Effective Time had occurred prior to the happening of such event.

Section 2.11 Other Matters.  Nothing set forth in this Agreement or any exhibit or schedule to this Agreement shall be construed to preclude (except to the extent that it would result in a Material Adverse Effect):

(a) HNC or any member of the HNC Group from becoming party to any combination with any third party, whether by issuance or exchange of HNC Common Stock or otherwise, unless such transaction would result in a Material Adverse Effect;

(b) HNC from issuing, or to limit any way the right of HNC to issue or repurchase, prior to or following the Effective Time, HNC Common Stock or other securities;

(c) HNC from granting employee, director or compensatory options at anytime with respect to HNC Common Stock or other securities;

(d) Option holders of HNC from exercising options at any time with respect to HNC Common Stock or other securities;

(e) HNC from entering into any stock split or reverse stock split or issuing any stock dividend or otherwise entering into any reclassification, recapitalization or other reorganization transaction; or

(f) HNC or any member of the HNC Group from taking, or to limit in any way the right of either of them to take, any other action not expressly and specifically prohibited by the terms of this Agreement, subject nevertheless to the provisions of Section 2.10.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF EAST PENN FINANCIAL AND THE BANK

In addition to representations and warranties, if any, made elsewhere in this Agreement, East Penn Financial and the Bank represent and warrant to HNC as set forth below, subject to any qualifications set forth in the Disclosure Schedules.  Except for the representation and warranty contained in Section 3.16 (as to which a standard of “materiality” for securities law disclosure purposes is applicable), no representation or warranty of East Penn Financial or the Bank contained in this Article III shall be deemed untrue or incorrect for any purpose under this Agreement, and neither East Penn Financial nor the Bank shall be deemed to have breached a representation or warranty, in any case, as a consequence of the existence of any fact, event or circumstance except to the extent such fact, circumstance or event, individually or in the aggregate with all other facts, events or circumstances inconsistent with any representation or warranty set forth in this Article III, has had or would be reasonably likely to have a Material Adverse Effect

Section 3.1 Organization.

(a) East Penn Financial is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. East Penn Financial is a bank holding company duly registered under Federal Bank Holding Company Act of 1956, as amended. East Penn Financial has the corporate power and authority to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. East Penn Financial is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect.

(b) Bank is a bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Bank is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect.

(c) The deposits of Bank are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.

(d) East Penn Financial has the Subsidiaries (including without limitation the Bank) shown on East Penn Financial Disclosure Schedule 3.1(d).  East Penn Financial has no other subsidiaries.

(e) The respective minute books of East Penn Financial and Bank accurately record all corporate actions of their respective shareholders and boards of directors, including committees, in each case in accordance with the normal business practice of East Penn Financial and Bank, respectively.

(f) East Penn Financial has delivered to HNC true and correct copies of the respective Charter and bylaws of East Penn Financial, Bank and each other Subsidiary, each as in effect on the date hereof.

(g) Neither East Penn Financial, nor Bank, nor any other Subsidiary, conducts business under any fictitious or trade names.

Section 3.2 Capitalization.

(a) The authorized capital stock of East Penn Financial consists of 40,000,000 shares of common stock, par value $0.625 per share ("East Penn Financial Common Stock"), of which at the date hereof 308,292 are validly issued and held by East Penn Financial as treasury stock and 6,305,262 shares are validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights; and 16,000,000 shares of preferred stock, with no par value, of which no shares are issued and outstanding as of the date of this Agreement.

(b) East Penn Financial has not issued nor is East Penn Financial bound by any subscription, option, warrant, call, commitment, agreement or other right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of East Penn Financial Common Stock or any other security of East Penn Financial or any securities representing the right to vote, purchase or otherwise receive any shares of East Penn Financial Common Stock or any other security of East Penn Financial, except the East Penn Financial Options.  East Penn Financial has not issued or granted any stock appreciation rights, phantom stock interests or similar rights or interests measured by the value of any equity security of East Penn Financial. Accordingly, immediately prior to the Effective Time, pursuant to the provisions of this Agreement there will be 6,305,262 East Penn Financial Shares issued and outstanding on a fully diluted basis, with the exception of any East Penn Financial Shares resulting from exercises, after the date of this Agreement, of East Penn Financial Options.

(c) East Penn Financial owns, directly or indirectly, all of the capital stock of Bank and the other Subsidiaries, free and clear of any Encumbrances, agreements and restrictions of any kind or nature. There are no subscriptions, options, warrants, calls, commitments, agreements, interests or other rights outstanding with respect to the capital stock of Bank or any other Subsidiary. Except for Subsidiaries, East Penn Financial does not possess, directly or indirectly, any equity interest in any corporation, partnership, limited partnership, limited liability company, business trust or other entity, except for (i) equity interests in Bank's investment portfolio, (ii) equity interests held in connection with Bank's commercial loan activities and (iii) as set forth on East Penn Financial Disclosure Schedule 3.2(c).

(d) To the knowledge of East Penn Financial and except as set forth on East Penn Financial Disclosure Schedule 3.2(d), no person or group is the beneficial owner of 5% or more of the outstanding shares of East Penn Financial Common Stock (the terms "person," "group" and "beneficial owner" are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

(e) The authorized capital stock of the Bank consists of 40,000,000 shares of common stock, par value $.0625 per share, of which at the date hereof 6,604,152 shares are validly issued and outstanding, are all owned by East Penn Financial, and are fully paid and nonassessable and free of preemptive rights; and 16,000,000 shares of preferred stock, par value $0.625 per share, of which no shares are issued and outstanding as of the date of this Agreement.

Section 3.3 Authority; No Violation.

(a) East Penn Financial has full corporate power and authority to execute and deliver this Agreement and to consummate the Mergers, subject to all Regulatory Filings and the receipt of all Regulatory Approvals and the approval of this Agreement by East Penn Financial's shareholders. The execution and delivery of this Agreement by East Penn Financial and the consummation by East Penn Financial of the Mergers have been duly and validly approved by the Board of Directors of East Penn Financial and, except for approval by the shareholders of East Penn Financial as required by the State Corporation Law, no other corporate proceedings on the part of East Penn Financial are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by East Penn Financial and constitutes the valid and binding obligation of East Penn Financial, enforceable against East Penn Financial in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

(b) Subject to receipt of Regulatory Approvals and the approval of East Penn Financial shareholders, and HNC’s compliance with any conditions contained in this Agreement, the execution, delivery and performance of this Agreement, the consummation of the Merger and compliance with any terms or provisions of this Agreement by East Penn Financial and the Bank do not and will not:

(i) conflict with or result in a breach of any provision of the respective articles of incorporation or bylaws of East Penn Financial, the Bank or any Subsidiary;

(ii) violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to East Penn Financial, the Bank or any Subsidiary or any of their respective properties or assets; or

(iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any Encumbrance upon any of the properties or assets of East Penn Financial, the Bank or any Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which East Penn Financial, the Bank or any Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except where such termination, acceleration or creation, in the aggregate, would not have a Material Adverse Effect on East Penn Financial.

Section 3.4 Consents.   No consents or approvals of, or filings or registrations with, any public body or authority, and no consents or approvals of any third parties are necessary for East Penn Financial or the Bank to execute, deliver or perform this Agreement, or consummate the Merger, other than East Penn Financial shareholder approval, the Regulatory Filings, the Regulatory Approvals and the Consents (if any) set forth on East Penn Financial Disclosure Schedule 3.4.

Section 3.5 Financial Statements.

(a) East Penn Financial has previously delivered to HNC the East Penn Financial Statements, except those pertaining to quarterly periods commencing after December 31, 2006, which it will deliver to HNC within 45 days after the end of the respective quarter. The delivered East Penn Financial Statements fairly present, in all respects, the consolidated financial position, results of operations and cash flows of East Penn Financial as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, and, in the case of interim period financial statements, which are subject to normal year-end adjustments and footnotes thereto.

(b) Except as set forth in East Penn Financial Disclosure Schedule 3.5(b), East Penn Financial did not, as of the date of the East Penn Financial Statements or any subsequent date, have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the East Penn Financial Statements at the date of such balance sheets or which would have been required to be reflected therein in accordance with GAAP consistently applied, or disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate and which are incurred in the Ordinary Course of Business, and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

Section 3.6 No Material Adverse Change. Neither East Penn Financial nor any Subsidiary has suffered any adverse change in their respective assets (including loan portfolios), liabilities (whether absolute or contingent, fixed or unfixed, accrued or unaccrued), liquidity, net worth, business, property, financial condition, results of operations or any damage destruction or loss, whether or not covered by insurance, since December 31, 2006, which change has had a Material Adverse Effect.

Section 3.7 Taxes.

(a) East Penn Financial and Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which East Penn Financial is a common parent. East Penn Financial has filed, and will file, all federal, state and local tax returns required to be filed by, or with respect to, East Penn Financial and Subsidiaries on or prior to the Closing Date, except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect, and has paid or will pay, or has made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from East Penn Financial or any Subsidiary to any applicable taxing authority, on or prior to the Closing Date.

(b) There are no disputes pending, or claims received in writing, for taxes or assessments upon East Penn Financial or any Subsidiary, nor has East Penn Financial or any Subsidiary been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

(c) Proper and accurate amounts have been withheld by East Penn Financial and each Subsidiary from their employees for all prior periods in compliance with the tax withholding provisions of applicable federal, state and local laws.

Section 3.8 Contracts.

(a) Except for those employment agreements, change in control agreements and other contracts or agreements with any employee, officer or director expressly described in East Penn Financial Disclosure Schedule 3.8(a) (“East Penn Financial Employment Agreements”) or any East Penn Financial Employee Benefit Plans, or as disclosed on one or more other East Penn Financial Disclosure Schedules, neither East Penn Financial, nor Bank nor any other Subsidiary is a party to or subject to:

(i) any employment, consulting, severance, "change-in-control" or termination contract or arrangement with any officer, director, employee, independent contractor, agent or other person, except for "at will" arrangements;

(ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any officer, director, employee, independent contractor, agent or other person;

(iii) any collective bargaining agreement with any labor union relating to employees;

(iv) any agreement which by its terms limits the payment of dividends by East Penn Financial or any Subsidiary;

(v) except in the Ordinary Course of Business, any instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which East Penn Financial or any Subsidiary is an obligor to any person, other than deposits, repurchase agreements, bankers acceptances and "treasury tax and loan" accounts established in the Ordinary Course of Business, instruments relating to transactions entered into in the customary course of the banking business of Bank, and transactions in "federal funds," or which contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, which would be applicable on or after the Closing Date;

(vi) any contract, other than this Agreement, which restricts or prohibits East Penn Financial or Bank from engaging in any type of business permissible under applicable law;

(vii) any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of IRC Section 280G;

(viii) except in the Ordinary Course of Business, any lease for real property;

(ix) any contract or arrangement with any broker-dealer or investment adviser;

(x) any investment advisory contract with any investment company registered under the Investment Company Act of 1940; or

(xi) any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization.

(b) (i) Except as otherwise described in East Penn Financial Disclosure Schedule 3.8(b)(i), all of the East Penn Financial Employment Agreements and East Penn Financial Employee Benefit Plans are in full force and effect on the date hereof; and neither East Penn Financial, any Subsidiary nor, to the knowledge of East Penn Financial, any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default under any term of, any such contract, plan, arrangement or instrument and no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions thereof as a result of the transactions contemplated by this Agreement.

(ii) Except as otherwise described in East Penn Financial Disclosure Schedule 3.8(b)(ii), no plan, employment agreement, termination agreement or similar agreement or arrangement to which East Penn Financial or any Subsidiary is a party or by which East Penn Financial or any Subsidiary may be bound:

(A) contains provisions which permit an employee or an independent contractor to terminate it without cause and continue to accrue future benefits thereunder;

(B) provides for acceleration in the vesting of benefits thereunder upon the occurrence of a change in ownership or control or merger or other acquisition of East Penn Financial or any Subsidiary; or

(C) requires East Penn Financial or any Subsidiary to provide a benefit in the form of East Penn Financial Common Stock or determined by reference to the value of East Penn Financial Common Stock.

Section 3.9 Ownership of Property; Insurance Coverage.

(a) East Penn Financial and each Subsidiary has, or will have as to property acquired after the date hereof, good, and as to real property, marketable, title to all assets and properties owned or represented as owned by East Penn Financial or such Subsidiary, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the East Penn Financial Statements or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the Ordinary Course of Business, or have been disposed of as obsolete since the date of such balance sheets), subject to no Encumbrances, except:

(i) Those items that secure liabilities for borrowed money and that are described in East Penn Financial Disclosure Schedule 3.9(a) or permitted under Article V hereof;

(ii) Statutory liens for amounts not yet delinquent or which are being contested in good faith;

(iii) Liens for current taxes not yet due and payable;

(iv) Pledges to secure deposits and other liens incurred in the ordinary course of banking business;

(v) The imperfections of title, easements and Encumbrances, if any, as are not material in character, amount or extent;

(vi) Dispositions and Encumbrances for adequate consideration in the Ordinary Course of Business. East Penn Financial and each Subsidiary have the right under leases of properties used by East Penn Financial or such Subsidiary in the conduct of their respective businesses to occupy and use all such properties as presently occupied and used by them; and

(vii) As reflected as a liability in East Penn Financial Statements or the footnotes thereto.

(b) With respect to all agreements pursuant to which East Penn Financial or any Subsidiary has purchased securities subject to an agreement to resell, if any, East Penn Financial or such Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c) East Penn Financial and each Subsidiary maintain insurance in amounts considered by East Penn Financial to be reasonable for their respective operations, and such insurance is similar in scope and coverage to that maintained by other businesses similarly situated. Neither East Penn Financial nor any Subsidiary has received notice from any insurance carrier that:

(i) The insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

(ii) Premium costs with respect to such insurance will be substantially increased.

(d) East Penn Financial and each Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.

Section 3.10 Legal Proceedings. Except as set forth in East Penn Financial Disclosure Schedule 3.10, neither East Penn Financial nor any Subsidiary is a party to any, and there are no pending or, to the knowledge of East Penn Financial, threatened, legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, or governmental investigations or inquiries of any nature (a) against East Penn Financial, Bank or any other Subsidiary, or (b) to which the assets of East Penn Financial, Bank or any other Subsidiary are subject, or (c) challenging the validity or propriety of the Merger or the Bank Merger; except for any proceedings, claims, actions, investigations, or inquiries which, individually or in the aggregate, would not have a Material Adverse Effect.

Section 3.11 Compliance with Applicable Law.

(a) East Penn Financial and each Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to them.

(b) East Penn Financial and each Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith.

(c) No Regulatory Authority has initiated any proceeding or, to the knowledge of East Penn Financial, investigation into the business or operations of East Penn Financial or any Subsidiary.

(d) Neither East Penn Financial nor any Subsidiary has received any notification or communication from any Regulatory Authority:

(i) Asserting that East Penn Financial or any Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii) Threatening to revoke any license, franchise, permit or governmental authorization;

(iii) Requiring or threatening to require East Penn Financial or any Subsidiary, or indicating that East Penn Financial or any Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of East Penn Financial or any Subsidiary, including without limitation any restriction on the payment of dividends; or

(iv) Directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of East Penn Financial or any Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence and addressed specifically to East Penn Financial or Bank, herein referred to as a "Regulatory Agreement");

(e) Neither East Penn Financial nor any Subsidiary has received, consented to, or entered into any Regulatory Agreement.

(f) There is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement.

(g) There is no injunction, order, judgment or decree imposed upon East Penn Financial or any Subsidiary or the assets of East Penn Financial or any Subsidiary.

(h) East Penn Financial and Bank are in compliance with the applicable provisions of the CRA, and, as of the date hereof, Bank has received a CRA rating of "satisfactory" or better from the FDIC. To the knowledge of East Penn Financial, there is no fact or circumstance or set of facts or circumstances which would cause East Penn Financial or Bank to fail to comply with such provisions.

Section 3.12 ERISA.

(a) East Penn Financial has delivered to HNC true and complete copies of, and East Penn Financial Disclosure Schedule 3.12 lists, all employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of East Penn Financial or any other entity (an "East Penn Financial ERISA Affiliate") that, together with East Penn Financial, is treated as a single employer under IRC Sections 414(b),(c),(m) or (o) (collectively, the "East Penn Financial Employee Benefit Plans"), together with:

(i) The most recent actuarial reports (if any) and financial reports relating to those East Penn Financial Employee Benefit Plans which constitute "qualified plans" under IRC Section 401(a);

(ii) The most recent Form 5500 (if any) relating to such East Penn Financial Employee Benefit Plans filed with the IRS; and

(iii) The most recent IRS determination letters which pertain to any such East Penn Financial Employee Benefit Plans.

(b) Neither East Penn Financial nor any East Penn Financial ERISA Affiliate, and no pension plan (within the meaning of ERISA Section 3(2) maintained or contributed to by East Penn Financial or any East Penn Financial ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted or will result in a Material Adverse Effect with respect to East Penn Financial, except liabilities to the Pension Benefit Guaranty

Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan which could result in a Material Adverse Effect.

(c) Neither East Penn Financial nor any East Penn Financial ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d) Each East Penn Financial Employee Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC.

(e) To the knowledge of East Penn Financial, no audit has occurred or is pending or scheduled of any East Penn Financial Employee Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority. In addition, there are no pending or, to the knowledge of East Penn Financial, threatened claims by, on behalf of or with respect to any East Penn Financial Employee Benefit Plan, or by or on behalf of any individual participant or beneficiary of any East Penn Financial Employee Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the Ordinary Course of Business ), nor to the knowledge of East Penn Financial, is there any basis for such claim.

(f) With respect to any services which East Penn Financial or any Subsidiary may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any East Penn Financial Employee Benefit Plan), East Penn Financial, Bank and each Subsidiary:

(i) Have correctly computed all contributions, payments or other amounts for which it is responsible;

(ii) Have not engaged in any prohibited transactions (as defined in ERISA Section 406 for which an exemption does not exist);

(iii) Have not breached any duty imposed by ERISA: and

(iv) Have not otherwise incurred any liability to the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or to any beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non- performance) of services, other than in the Ordinary Course of Business.

Section 3.13 Equity Plans and Agreements.  Neither East Penn Financial, nor the Bank, nor any other Subsidiary, is party to any plan, agreement or arrangement under or pursuant to or in connection with which any person or entity is entitled to the issuance of any shares of any equity security of East Penn Financial, the Bank or any Subsidiary, or any option or warrant for any of the foregoing, or any other equity interest in East Penn Financial, the Bank or any other Subsidiary, present, contingent, vested, unvested or otherwise, other than the plans, agreements and other arrangements described in East Penn Financial Disclosure Schedule 3.13 (each plan, agreement or arrangement described in East Penn Financial Disclosure Schedule 3.13 is sometimes referred to in this Agreement individually as an “East Penn Financial Equity Plan,” and collectively as “East Penn Financial Equity Plans.”  East Penn Financial Disclosure Schedule 3.13 sets forth, itemized by grant date, the number and specific class, series or other types of shares, interests, or other applicable unit to which each participant, director, officer, employee, recipient, transferee, grantee or other person or entity may hereafter be entitled.

Section 3.14 Environmental Matters.

(a) Except as set forth on East Penn Financial Disclosure Schedule 3.14, neither East Penn Financial nor any Subsidiary, nor any property owned or operated by East Penn Financial or any Subsidiary, has been or is in violation of or liable under any Environmental Law. There are no actions, suits or proceedings, or demands, claims of notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the knowledge of East Penn Financial, threatened, or any investigation pending, relating to the liability of East Penn Financial or any Subsidiary with respect to any property owned or operated by East Penn Financial or any Subsidiary under any Environmental Law.

(b) No property, now or formerly owned or operated by East Penn Financial or any Subsidiary or on which East Penn Financial or any Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), on the Comprehensive Environmental Response Compensation and Liabilities Information System, or any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against East Penn Financial or any Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage claim, including, but not limited to, claims under CERCLA.

Section 3.15 Brokers, Finders and Financial Advisers. Neither East Penn Financial, any Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the transactions contemplated by this Agreement, except that East Penn Financial has employed Sandler O’Neill & Partners as its financial adviser, pursuant to the engagement letter attached as Exhibit 3.15.

Section 3.16 Information to be Supplied.

(a) The information supplied by East Penn Financial for inclusion in the Securities

Filings (including the Prospectus/Proxy Statement) will not, at the time the Securities Filings are declared effective pursuant to federal and state laws as applicable, and as of the date the Prospectus/Proxy Statement is mailed to shareholders of East Penn Financial, and up to and including the date of East Penn Financial Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

(b) The information supplied by East Penn Financial for inclusion in the Regulatory Filings will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required Regulatory Approvals or consents, as such Regulatory Filings may be amended by subsequent filings, be accurate in all material respects.

Section 3.17 Related Party Mergers.

(a) Except as set forth on East Penn Financial Disclosure Schedule 3.17 or as is expressly disclosed and itemized either in the footnotes to the East Penn Financial Statements, as of the date hereof neither East Penn Financial nor any Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the Ordinary Course of Business) with any Affiliate of East Penn Financial or any Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other "persons" (as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

(b) As of the date hereof, no loan or credit accommodation to any East Penn Financial Affiliate is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. The loan grade classification accorded such loan or credit accommodation is appropriate.  To the knowledge of East Penn Financial, as of the date hereof, principal and interest with respect to any each loan or other credit accommodation will be paid when due.

Section 3.18 Loans. The Bank holds good and marketable title, free and clear of any and all Encumbrances, to all loans reflected as assets in the East Penn Financial Statements, and all such loans are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors' rights, which have been perfected.

Section 3.19 Allowance for Loan Losses. The allowance for loan losses reflected in East Penn Financial's and Bank's reports to Regulatory Authorities has been and will be established in compliance with the requirements of all regulatory criteria, and the allowance for loan losses shown in East Penn Financial Statements has been and will be established in accordance with GAAP. East Penn Financial has disclosed to HNC in writing prior to the date hereof the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of East Penn Financial that East Penn Financial has classified internally as

Special Loans, and East Penn Financial shall disclose promptly to HNC after the end of each month after the date hereof the amount of each such classification. East Penn Financial has disclosed to HNC in writing prior to the date hereof the amounts of all overdrafts occurring since December 31, 2006 and East Penn Financial shall disclose promptly to HNC after the end of each month after the date hereof and on the Effective Time the amount of such overdrafts. The OREO and in-substance foreclosures included in any of East Penn Financial's non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals. Furthermore, true, complete and materially correct copies of reports containing the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest bearing assets of East Penn Financial that East Penn Financial has classified internally as Special Loans and the amounts of all overdrafts occurring since December 31, 2006 are attached hereto on East Penn Financial Disclosure Schedule 3.19 of this Agreement.

Section 3.20 Investment Securities. None of the investments reflected in the East Penn Financial Statements under the headings "Securities Available for Sale” and "Securities Held to Maturity" and none of the investments made since December 31, 2006, are subject to any restrictions, whether contractual or statutory, that materially impairs the ability of East Penn Financial to freely dispose of the investments at any time, and all of the investments comply with applicable laws, rules and regulations.

Section 3.21 Fairness Opinion. East Penn Financial has received a written opinion from Sandler O’Neill & Partners with respect to the Merger in the form attached to this Agreement as Exhibit 3.21.

Section 3.22 Registration Under the Exchange Act and the Securities Act. All issued and outstanding shares of East Penn Financial Common Stock have been duly registered under Section 12 of the Exchange Act and East Penn Financial is subject to the periodic reporting requirements imposed by Section 13 or 15(d) of the Exchange Act.

Section 3.23 Quality of Representations. No representation made by East Penn Financial or the Bank in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 3.24 Absence of Certain Changes. Since December 31, 2006 there has not been:

(a) any material transaction by East Penn Financial or any Subsidiary other than in the Ordinary Course of Business;

(b) Except as may be expressly described on East Penn Financial Disclosure Schedule 3.24(b), any acquisition or disposition of property by East Penn Financial or any Subsidiary of any property or asset, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than $50,000.00, other than acquisitions or dispositions made in the Ordinary Course of Business;

(c) any Encumbrance on any of the respective properties or assets of East Penn Financial or any Subsidiary, except to secure extensions of credit in the Ordinary Course of Business and in conformity with past practice (pledges of and liens on assets to secure Federal Home Loan Bank or Federal Reserve Bank advances being deemed both in the Ordinary Course of Business);

(d) any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee, or agent of East Penn Financial or any Subsidiary, or any bonus payment, stock option award, restricted stock award or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the Ordinary Course of Business;

(e) Except as may be expressly described on East Penn Financial Disclosure Schedule 3.24(e), any incurring of, assumption of, by East Penn Financial or any Subsidiary, or taking by any of them of any property subject to, any liability in excess of $50,000.00, except for liabilities incurred or assumed or property taken subsequent to December 31, 2006 in the Ordinary Course of Business;

(f) Except as may be expressly described on East Penn Financial Disclosure Schedule 3.24(f), any material alteration in the manner of keeping the books, accounts or records of East Penn Financial or any Subsidiary, or in the accounting policies or practices therein reflected;

(g) any elimination of employee benefits;

(h) any deferred routine maintenance of real property or leased premises;

(i) any elimination of a reserve where the liability related to such reserve has remained;

(j) any failure to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or

(k) any extraordinary reduction or deferral of ordinary or necessary expenses.

Section 3.25 Absence of Undisclosed Liabilities and Contingencies.  Neither East Penn Financial nor any Subsidiary has any obligation or liability except as disclosed in the East Penn Financial Statements.  Since December 31, 2006, neither East Penn Financial nor any Subsidiary has incurred or paid any obligation, liability or contingency which would be material to the financial condition or operations of any of them, except for obligations paid in connection with transactions made by them in the Ordinary Course of Business consistent with past practice and applicable law.

Section 3.26 Reorganization.  As of the date hereof, East Penn Financial does not have any reason to believe that the Merger will fail to qualify as a reorganization under IRC Section 368(a).  East Penn Financial shall not take any action which would preclude the Merger from qualifying as a reorganization within the meaning of IRC Section 368.

Section 3.27 Securities Documents.  East Penn Financial has delivered to HNC, or there have been filed with and are available on the SEC’s Electronic Data Gathering and Retrieval System, true and complete copies of the following (collectively, the “East Penn Financial Securities Documents”):

(a) East Penn Financial's annual reports on SEC Form 10-K for the years ended December 31, 2006 and 2005;

(b) All other reports, registration statements and filings of East Penn Financial filed with the SEC since December 31, 2006; and

(c) East Penn Financial's proxy materials used, or to be used, in connection with its meetings of shareholders held in 2007.

Except as publicly disclosed in the East Penn Financial Securities Documents, since December 31, 2006, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to East Penn Financial or the Bank.  Except as publicly disclosed in the East Penn Financial Securities Documents or any securities filings made with respect to the Merger, East Penn Financial, Bank and each Subsidiary have carried on their respective businesses in all material respects in the Ordinary Course of Business.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF HNC

In addition to representations and warranties, if any, made elsewhere in this Agreement, HNC represents and warrants to East Penn Financial, as set forth below.  Except for the representation and warranty contained in Section 4.17 (as to which a standard of “materiality” for securities law disclosure purposes is applicable), no representation or warranty of HNC contained in this Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and HNC shall not be deemed to have breached a representation or warranty, in any case, as a consequence of the existence of any fact, event or circumstance except to the extent such fact, circumstance or event, individually or in the aggregate with all other facts, events or circumstances inconsistent with any representation or warranty set forth in this Article IV, has had or would be reasonably likely to have a Material Adverse Effect.

Section 4.1 Organization.

(a) HNC is a corporation duly incorporated, organized and subsisting under the laws of the Commonwealth of Pennsylvania. HNC is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended. HNC has the corporate power to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. HNC is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes the licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect, and all the licenses, registrations and qualifications are in full force and effect in all material respects.

(b) HNC has no Subsidiaries other than those identified in HNC Disclosure Schedule 4.1(b).

(c) The minute books of HNC accurately record, in all material respects, all material corporate actions of HNC’s shareholders and board of directors, including committees, in each case in accordance with the normal business practice of HNC.

(d) HNC has delivered to East Penn Financial true and correct copies of the articles of incorporation and bylaws of HNC, as in effect on the date hereof.

Section 4.2 Capitalization.  The authorized capital stock of HNC consists of (a) 75,000,000 shares of common stock, par value $1.00 per share, of which, as of December 31, 2006, 109,767 shares are validly issued and held by HNC as treasury stock and 28,964,483 shares are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights, except as may be defined in HNC's articles of incorporation, and (b) 8,000,000 shares of preferred stock, par value $1.00 per share, of which none are issued and outstanding.

Section 4.3 Authority; No Violation.

(a) HNC has full corporate power and authority to execute and deliver this Agreement and to consummate the Mergers. The execution and delivery of this Agreement by HNC and the consummation by HNC of the Mergers have been duly and validly approved by the Board of Directors of HNC by unanimous vote and no other corporate proceedings on the part of HNC are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by HNC and, subject to receipt of the required approvals of Regulatory Authorities, described in Section 4.4 hereof, constitutes the valid and binding obligation of HNC, enforceable against HNC in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

(b) The execution, delivery and performance of this Agreement by HNC do not and will not:

(i) conflict with or result in a breach of any provision of the respective articles of incorporation, articles of association or bylaws of HNC;

(ii) violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to HNC or its properties or assets; or

(iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of the performance required by, or result in a right of termination or acceleration or the creation of any Encumbrance upon any of the properties or assets of HNC under, any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which HNC is a party, or by which it or its properties or assets may be bound or affected, except to the extent that the failure to comply, in the aggregate, would not have a Material Adverse Effect.

Section 4.4 Consents. No consents or approvals of, or filings or registrations with, any public body or authority, and no consents or approvals of any third parties are necessary for HNC to execute, deliver or perform this Agreement or consummate the Merger, other than the Regulatory Filings, Regulatory Approvals and Consents set forth on HNC Disclosure Schedule 4.4.

Section 4.5 Financial Statements.

(a) HNC has delivered to East Penn Financial the HNC Financials, except those pertaining to quarterly periods commencing after December 31, 2006, which it will deliver to East Penn Financial within 40 days after the end of the respective quarter. The delivered HNC Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of HNC as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, and, in the case of interim period financial statements which are subject to normal year-end adjustments and footnotes thereto.

(b) To the knowledge of HNC, HNC did not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the HNC Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto, except for liabilities and obligations which were incurred in the Ordinary Course of Business, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which otherwise have not had a Material Adverse Effect.

Section 4.6. No Material Adverse Change. Neither HNC nor any material subsidiary of HNC has suffered any adverse change in their respective assets (including loan portfolios), liabilities (whether absolute or contingent, fixed or unfixed, accrued or unaccrued), liquidity, net worth, business, property, financial condition, results of operations or any damage destruction or loss, whether or not covered by insurance, since December 31, 2006, which change has had a Material Adverse Effect.

Section 4.7 Taxes.

(a) HNC and HNC’s subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which HNC is the common parent. HNC has filed, and will file, all material federal, state and local tax returns required to be filed by, or with respect to, HNC and the HNC subsidiaries on or prior to the Closing Date, except (i) as may be disclosed on HNC Disclosure Schedule 4.7, or (ii) to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from HNC or any subsidiary of HNC to any applicable taxing authority, on or prior to the Closing Date, other than taxes which (i) are not delinquent or are being contested in good faith, (ii) have not been finally determined, or (iii) the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect.

(b) To the knowledge of HNC, there are no material disputes pending, or claims asserted in writing, for taxes or assessments upon HNC or any subsidiary of HNC, nor has HNC or any subsidiary of HNC been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

Section 4.8 Contracts. Each of the material contracts, to which HNC is a party that relates to or affects the assets or operations of HNC is a valid and binding obligation of HNC and is in full force and effect, except for where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.9 Ownership of Property. HNC has good and marketable title to its properties and assets (other than property as to which HNC is lessee), except for (i) such items shown in the HNC consolidated financial statements or notes thereto; (ii) liens on real property for current real estate taxes not yet delinquent, or (iii) such defects in title which would not, individually or in the aggregate, have a Material Adverse Effect on HNC.

Section 4.10 Financing. At the Effective Time, HNC will have available cash sufficient to pay the amounts required to be paid as Cash Consideration to East Penn Financial shareholders pursuant to this Agreement and shares available and reserved to pay the Stock Consideration, upon Effective Time.

Section 4.11 Legal Proceedings. Neither HNC nor any subsidiary of HNC is a party to any, and there are no pending or, to the knowledge of HNC, threatened, any legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, or governmental investigations or inquiries (a) against HNC or any of its subsidiaries, or (b) to which the assets of HNC or any of its subsidiaries are subject, or (c) challenging the validity or propriety of the Merger or the Bank Merger; except for any proceedings, claims, actions, investigations, or inquiries which, individually or in the aggregate, would not have a Material Adverse Effect.

Section 4.12 Compliance with Applicable Law. Except where noncompliance would not have a Material Adverse Effect: (i) HNC and its Subsidiaries are in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants, franchises, licenses, and other governmental authorizations or approvals applicable to them or to any of their properties; and (ii) all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the business of HNC or its Subsidiaries as presently conducted have been duly obtained and are in full force and effect and there are no proceedings pending, or to the knowledge of HNC, threatened, which may result in the revocation, cancellation, suspension or material adverse modification of any thereof.

Section 4.13 ERISA

(a) HNC has delivered to East Penn Financial true and complete copies of, and HNC Disclosure Schedule 4.13 lists, all employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of HNC or any other entity (an "HNC ERISA Affiliate") that, together with HNC, is treated as a single employer under IRC Sections 414(b),(c),(m) or (o) (collectively, the "HNC Benefit Plans"), together with:

(i) The most recent actuarial reports (if any) and financial reports relating to those HNC Benefit Plans which constitute "qualified plans" under IRC Section 401(a);

(ii) The most recent Form 5500 (if any) relating to such HNC Benefit Plans filed with the IRS; and

(iii) The most recent IRS determination letters which pertain to any such HNC Benefit Plans.

(b) No pension plan (within the meaning of ERISA Section 3(2) maintained or contributed to by HNC or any HNC ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted or will result in a Material Adverse Effect with respect to HNC, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan which could result in a Material Adverse Effect.

(c) Neither HNC nor any HNC ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d) Each HNC Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC.

(e) To the knowledge of HNC, no audit has occurred or is pending or scheduled of any HNC Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority. In addition, to the knowledge of HNC, there are no pending or threatened claims by, on behalf of or with respect to any HNC Benefit Plan, or by or on behalf of any individual participant or beneficiary of any HNC Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the Ordinary Course of Business), nor to the knowledge of HNC, is there any basis for such claim.

(f) With respect to any services which HNC or any subsidiary of HNC may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any HNC Benefit Plan), to the knowledge of HNC, HNC and each of its subsidiaries:

(i) Have correctly computed all contributions, payments or other amounts for which it is responsible;

(ii) Have not engaged in any prohibited transactions (as defined in ERISA Section 406 for which an exemption does not exist);

(iii) Have not breached any duty imposed by ERISA; and

(iv) Have not otherwise incurred any liability to the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or to any beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non- performance) of services.

Section 4.14 Environmental Matters. To HNC’s knowledge, neither HNC, any subsidiary of HNC, nor any property owned or operated by HNC or any subsidiary of HNC, has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect. To HNC’s knowledge, there are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the knowledge of HNC, threatened, or any investigation pending, relating to the liability of HNC or any subsidiary of HNC with respect to any property owned or operated by HNC or any subsidiary of HNC under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect.

Section 4.15 Brokers and Finders. Neither HNC nor any subsidiary of HNC, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Merger, except that HNC has employed Janney Montgomery Scott LLC as its financial adviser pursuant to the engagement letter attached as Exhibit 4.15.

Section 4.16 Allowance for Loan Losses. To HNC’s knowledge, the allowance for loan losses reflected in HNC's and its subsidiaries’ reports to Regulatory Authorities has been and will be established in accordance with and in compliance with the requirements of all regulatory criteria and the allowance for loan losses shown on the HNC Financial Statements has been and will be established in accordance with GAAP.

Section 4.17 Information to be Supplied.   The information supplied by HNC for inclusion in the Securities Filings (including the Prospectus/Proxy Statement) will not, at the time the Securities Filings are declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to shareholders of East Penn Financial, and up to and including the date of East Penn Financial Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

Section 4.18 Reporting Requirements. HNC Common Stock is registered under Section 12 of the Exchange Act and is subject to the periodic reporting requirements imposed by Section 13 or 15(d) of the Exchange Act.

Section 4.19 HNC Common Stock. The shares of HNC Common Stock to be issued and delivered to East Penn Financial shareholders in accordance with this Agreement, when so issued and delivered, will be validly authorized and issued and fully paid and non-assessable, and no shareholder of HNC shall have any pre-emptive right with respect thereto.

Section 4.20 Securities Documents.  HNC has delivered to East Penn Financial, or there have been filed with and are available on the SEC’s Electronic Data Gathering and Retrieval System, true and complete copies of each of the following (the “HNC Securities Documents”):

(a) HNC's annual reports on SEC Form 10-K for the years ended December 31, 2006 and 2005;

(b) All other reports, registration statements and filings of HNC filed with the SEC since December 31, 2006; and

(c) HNC's proxy materials used, or to be used, in connection with its meetings of shareholders held in 2007.

Except as publicly disclosed in the HNC Securities Documents, since December 31, 2006, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to HNC or any material subsidiary of HNC.  Except as publicly disclosed in the HNC Securities Documents or any filings made with respect to the Merger, HNC and its subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business.

Section 4.21 Fairness Opinion.  HNC has received a written opinion from Janney Montgomery Scott LLC with respect to the Merger in the form attached to this Agreement as Exhibit 4.21.

Section 4.22 Reorganization.  As of the date hereof, HNC does not have any reason to believe that the Merger will fail to qualify as a reorganization under IRC Section 368(a).  HNC shall not take any action which would preclude the Merger from qualifying as a reorganization within the meaning of IRC Section 368(a).

Section 4.23 Quality of Representations. To the knowledge of HNC, no representation made by HNC in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

ARTICLE V
COVENANTS
OF EAST PENN FINANCIAL AND BANK

Section 5.1 No Rights Triggered. East Penn Financial shall cause Bank and each of the Subsidiaries to take all necessary steps to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any Person (i) under its Charter or bylaws, or (ii) under any material agreement to which it or any of its Subsidiaries is a party.

Section 5.2 Conduct of Business.  During the period from the date of this Agreement to the Closing Date, the business of East Penn Financial, Bank and the Subsidiaries shall be conducted only in the Ordinary Course of Business and in material compliance with all applicable laws, rules and regulations, and each of them shall use commercially reasonable efforts to preserve its business organization intact, keep available the services of its officers and employees, and maintain its goodwill and existing relations with customers, suppliers, landlords, agents and other business associates.  During the period from the date of this Agreement to the Closing Date (except as contemplated by the Merger Documents, as otherwise consented to in writing by HNC, or as required by Applicable Requirements but only with prior written notice to HNC), neither East Penn Financial, nor Bank nor any of the Subsidiaries will:

(a) Except as set forth in East Penn Financial Disclosure Schedule 5.2(a), acquire any capital assets exceeding $100,000 in amount, either individually or in the aggregate, or form or acquire any new subsidiary, or engage in any new activity or materially expand any existing activities;

(b) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, other than semi-annual cash dividends to be payable, on dates in August 2007 and (if the Effective Time has not yet then occurred) February 2008 to be determined by East Penn Financial, to shareholders of record on dates, respectively in July 2007 and January 2008 to be determined by East Penn Financial, in respective amounts not to exceed 12 cents per share in August 2007 and 13 cents per share in February 2008, and otherwise on terms consistent with the historic practices and terms of cash dividends by East Penn Financial;

(c) (i) except to the extent necessary to honor exercises of presently outstanding East Penn Financial Options, issue, sell or otherwise permit to become outstanding any additional East Penn Financial Shares (including without limitation any that may be held as treasury stock), (ii) issue any stock options, warrants, stock appreciation rights, phantom stock or similar rights relating to or reflecting East Penn Financial Shares or their value, (iii) redeem any presently outstanding East Penn Financial Shares, (iv) take any of such actions with regard to the capital stock of Bank or any of the other Subsidiaries, or (v) attempt, or enter into or negotiate for any agreement, to do any of the foregoing;

(d) terminate, except for cause, the employment of any officer of Vice President level or above, except in the Ordinary Course of Business, or hire any new officers of Vice President level or above;

(e) purchase or otherwise acquire, or sell, encumber, or otherwise dispose of, any assets or incur any liabilities other than in the Ordinary Course of Business;

(f) engage in any transaction or enter into any agreement with any officer, director or shareholder of East Penn Financial or Bank or any of the Subsidiaries or any affiliate of any such officer, director or shareholder;

(g) amend its Charter or bylaws or equivalent corporate governance documents;

(h) impose, or suffer the imposition, on any share of stock held by Bank of any Encumbrance or permit any such Encumbrance to exist;

(i) fail to comply in any material respect with any Applicable Requirements;

(j) elect any additional officers or directors other than those directors who will be elected at the 2007 annual meeting and those officers to be reappointed at the 2007 annual reorganizational meetings of East Penn Financial and the Bank;

(k) increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any incentive compensation or bonus, except in the Ordinary Course of Business;

(l) enter into or materially modify (except as may be required by applicable law or changes in group insurance contracts) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust, agreement related thereto, in respect of any of its directors, officers or other employees;

(m) (i)  From the date of this Agreement through the Effective Time, except as otherwise permitted by this Section 5.2, East Penn Financial will not, and will not authorize or permit any of its directors, officers, employees, investment bankers, attorneys, accountants, advisors, agents, Affiliates or representatives (collectively, “Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate, including by way of furnishing information, any Acquisition Proposal or any inquiries with respect to or the making of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to East Penn Financial or afford access to the business, properties, assets, books or records of East Penn Financial to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal or (iii) except in accordance with Section 10.1(e), approve, endorse or recommend or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal.

(ii) Notwithstanding anything herein to the contrary, East Penn Financial and its Board of Directors shall be permitted (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal provided that the Board of Directors of East Penn Financial shall not withdraw or modify in a manner adverse to HNC its Approval Recommendation except as set forth in subsection (iii) below; (ii) to engage in any discussions or negotiations with, and provide any information to, any person in response to a Superior Proposal by any such person, if and only to the extent that (x) East Penn Financial’s Board of Directors concludes in good faith, after consulting with outside counsel, that failure to do so would reasonably be expected to breach its fiduciary duties to East Penn Financial’s shareholders under applicable law, (y) prior to providing any information or data to any person in connection with a Superior Proposal by any such person, East Penn Financial’s Board of Directors receives from such person an executed confidentiality agreement, which confidentiality terms shall be no less favorable to East Penn Financial than those contained in the Confidentiality Agreement between East Penn Financial and HNC, a copy of which executed confidentiality agreement shall have been provided to HNC for informational purposes and (z) at least 72 hours prior to providing any information or data to any person or entering into discussions or negotiations with any person, East Penn Financial promptly notifies HNC in writing of the name of such person and the material terms and conditions of any such Superior Proposal and (iii) to withdraw, modify, qualify in a manner adverse to HNC, condition or refuse to make its Approval Recommendation (the “Change in East Penn Financial Recommendation”) if East Penn

Financial’s Board of Directors concludes in good faith, after consultation with outside counsel and financial advisors, that failure to do so would reasonably be expected to breach its fiduciary duties to East Penn Financial’s shareholders under applicable law.

(iii) East Penn Financial will promptly, and in any event within 24 hours, notify HNC in writing of the receipt of any Acquisition Proposal or any information related thereto, which notification shall describe the Acquisition Proposal and identify the third party making the same.

(iv) East Penn Financial agrees that it will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal.

(n) except as permitted under subsection (m) of this Section, enter into (i) any material agreement, arrangement or commitment not made in the Ordinary Course of Business, other than agreements or memoranda of understanding with Regulatory Authorities in connection with the transactions contemplated by this Agreement, (ii) any agreement, indenture or other instrument relating to the borrowing of money by East Penn Financial or Bank or guarantee by East Penn Financial or Bank of any such obligation, except in the Ordinary Course of Business and except for drawing on currently existing lines of credit, (iii) any agreement, arrangement or commitment relating to the employment of, or severance of, a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee, or (iv) any contract, agreement or understanding with a labor union;

(o) change its lending, investment or asset-liability management policies in any material respect;

(p) change its method of accounting in effect at December 31, 2006, except as required by changes in Applicable Requirements or GAAP concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 2006;

(q) Except as set forth in East Penn Financial Disclosure Schedule 5.2(q), establish or make any commitment relating to the establishment of any new branch or office facility;

(r) waive any claims or rights noted with a value in excess of $25,000;

(s) take any action materially inconsistent with, or omit to take any action required by, the representations, warranties and covenants contained in this Agreement;

(t) except strictly as may be required by the Regulatory Authorities, modify their reserve practices with respect to loans, Special Loans or Special REO Properties or fail to comply with any provision of this Agreement explicitly addressing Special Loans or Special REO Properties; or

(u) agree to do any of the foregoing.

Section 5.3 Approvals of Third Parties.  East Penn Financial and the Bank shall use their commercially reasonable efforts to cooperate with each other in the effort to secure at the earliest reasonably practicable date all necessary Regulatory Approvals and Consents that may be required in order to permit the consummation of the transactions contemplated by this Agreement.

Section 5.4 Transitional Matters

(a) From the date of this Agreement through the Closing Date, East Penn Financial and the Bank shall provide HNC all reasonable assistance requested by them in order to effect the Closing, including, but without limitation, the provision of all information and documents that are reasonably necessary for the Regulatory Filings, the applications for Regulatory Approvals and the Securities Filings to be made by HNC.  East Penn Financial shall also use reasonable efforts to cause to be duly and timely filed the Securities Filings to be made by East Penn Financial.  East Penn Financial and the Bank shall cooperate fully with HNC in preparing and filing the Regulatory Filings, the Securities Filings and any amendments and supplements thereto.

(b) During the period from the date of this Agreement through the Closing Date, East Penn Financial and the Bank shall furnish or make available to HNC a copy of (i) each filing made with any Regulatory Authority or any federal or state securities regulatory agency, (ii) each state or local income tax or franchise tax return filed by or for Bank or any of the Subsidiaries with any state or local taxing authority and (iii) interim monthly financial statements related to East Penn Financial, Bank and each of the Subsidiaries in the form currently utilized.

(c) During the period between the date of this Agreement and the Closing Date: (i) HNC shall have reasonable access to officers and employees of East Penn Financial and Bank at their respective offices for informational meetings regarding human resource matters and the procedures, policies and operations that HNC plans to implement from and after the Closing Date; and (ii) East Penn Financial and the Bank shall cooperate with HNC in arranging for meetings between HNC and the employees of East Penn Financial and Bank at the reasonable request of HNC.

(d) During the period between the date of this Agreement and the Closing Date, East Penn Financial and the Bank will notify HNC of all regular and special meetings of the Boards of Directors and Executive Committees of East Penn Financial and Bank, and HNC or its representative will be permitted to attend all such meetings in person or by telephone, except to the extent the exclusion of HNC and its representatives may be required for the Board of Directors to exercise its duty under Pennsylvania law or otherwise as required under applicable law.  In the event that HNC or its representative is unable to attend such meetings, East Penn Financial or Bank shall advise HNC of the matters conducted at such meeting as soon as practical.  Notwithstanding the foregoing, all Board discussions and action concerning this Agreement or the Merger may be held at East Penn Financial’s discretion in a confidential session.

(e) During the period between the date of this Agreement and the Effective Time, East Penn Financial and the Bank shall notify HNC in writing of any material regulatory, financial, operational or other developments affecting East Penn Financial and/or Bank, and/or their respective businesses.

(f) HNC, East Penn Financial and the Bank shall cooperate with each other in the preparation and filing, as soon as practicable, of the Regulatory Filings, the Prospectus/Proxy Statement, and all other documents necessary to obtain any other approvals and consents required to effect Effective Time.

(g) HNC and East Penn Financial shall consult upon the form and substance of any press release related to this Agreement and the Merger, but nothing contained herein shall prohibit either Party, following reasonable notification to the other Party, from making any disclosure which its counsel deems necessary under Applicable Requirements.

(h) HNC, on the one hand, and East Penn Financial and Bank, on the other hand, shall cooperate with each other, and if mutually agreed in the interest of an orderly, cost effective consolidation of operations, terminate any contract or arrangement East Penn Financial or any Subsidiary may have with an outside service bureau or other vendor of services and substitute a contract or arrangement between HNC or any subsidiary of HNC (as HNC shall elect) and East Penn Financial for the provision of similar services to East Penn Financial or any Subsidiary on terms and conditions mutually acceptable to East Penn Financial and HNC. Except as otherwise provided in this Agreement, nothing in this subsection shall be construed as obligating East Penn Financial to terminate any contract or arrangement.

(i) HNC and East Penn Financial shall, subject to applicable legal requirements, cooperate with each other, and if mutually agreed in the interest of an orderly, cost-effective consolidation of operations, terminate any in-house back office, support, processing or other operational activities or services of East Penn Financial or any Subsidiary, including without limitation accounting, loan processing and deposit services, and substitute a contract or arrangement between HNC or any subsidiary of HNC (as HNC shall select) and East Penn Financial for the provision of similar services to East Penn Financial or any Subsidiary on terms and conditions mutually acceptable to East Penn Financial and HNC. Except as otherwise provided in this Agreement, nothing in this subsection shall be construed as obligating East Penn Financial to terminate any activity or service prior to the Effective Time.

(j) HNC and East Penn Financial shall each use reasonable best efforts and cooperate with each other to cause the Effective Time to occur on or before the Outside Effective Time; however, nothing herein shall be construed as committing either Party to close the transaction contemplated by this Agreement on or before such date.

Section 5.5 Tax Matters

(a) From the date of this Agreement and until the Closing Date, East Penn Financial shall cause each of its Subsidiaries to prepare, or cause to be prepared, in a manner consistent with prior Tax Returns (except to the extent counsel for any of them determines there is no reasonable basis in law therefor), and shall file, or cause to be filed, any Tax Returns (including amendments thereto) required to be filed (taking into account any permitted exceptions) under federal, state, county, local or any foreign laws by or on behalf of East Penn Financial, the Bank and each Subsidiary.

(b) Prior to the Closing Date, East Penn Financial and Bank shall make or cause to be made available for HNC’s inspection, as reasonably requested, copies of the federal, state, county, local and foreign Tax Returns, reports and estimates for periods prior to the Closing Date for the East Penn Financial, the Bank and each of the Subsidiaries.

(c) After the Closing Date, HNC and East Penn Financial will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended return, determining a liability for Taxes or participating in or conducting any audit or other proceeding in respect of Taxes.  Without limiting the scope of the foregoing, HNC and East Penn Financial shall each make available to the other, as reasonably requested, all information, records or documents relating to federal, state, county, local or foreign Tax matters of HNC, East Penn Financial, the Bank and each of the Subsidiaries for all taxable periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable Tax statute of limitations or extensions thereof.

Section 5.6 East Penn Financial Shareholders Meeting; Bank Shareholder.

(a) East Penn Financial shall take, in accordance with applicable law and the East Penn Financial articles of incorporation and the East Penn Financial bylaws, all action necessary to duly call, give notice of, convene and hold as soon as reasonably practicable after the date on which the Registration Statement becomes effective a special meeting of its shareholders (including any adjournment or postponement, the “East Penn Financial Shareholders Meeting”) to consider and vote upon the approval of this Agreement and any other matters required to be approved by East Penn Financial’s shareholders for consummation of the Merger unless this Agreement shall have been terminated in accordance with its terms. Subject to the right of East Penn Financial and its Board of Directors to take any action permitted by Section 5.2(m)(ii) with respect to a Superior Proposal, East Penn Financial shall, through its Board of Directors, recommend to its shareholders, in the East Penn Financial Proxy Statement and otherwise, approval of this Agreement and the transactions contemplated hereby and shall take all reasonable lawful action to solicit such approval by its shareholders (the “Approval Recommendation”).

(b) As sole shareholder of the Bank, East Penn Financial agrees to vote to approve and adopt this Agreement and the other Merger Documents and approve the transactions contemplated hereby and thereby.

Section 5.7 Due Diligence Review. During the period prior to the Effective Time, HNC may continue its reasonable due diligence review and investigation with regard to Bank and the Subsidiaries.  East Penn Financial, Bank and the Subsidiaries and their respective representatives, employees, directors, officers, consultants and similar parties shall assist HNC in conducting such review and investigation and furnish or make available such information and documents as may be reasonably requested by HNC.  During the course of such review and investigation, HNC may undertake such investigation and review as it deems appropriate, including, but not limited to, review of all corporate documentation and correspondence of Bank and the Subsidiaries, including board and board committee minutes (but excluding any matters in connection with the Merger or the decision process of the East Penn Financial board in connection with the Merger), consultation with the independent auditors and banking regulators of East Penn Financial and Bank (to the extent permitted by the governing Regulatory Authority), an inspection of any real property related to the transaction, and inspection of any buildings and building systems associated with the business of East Penn Financial, the Bank and any of the Subsidiaries, whether such are owned or leased by East Penn Financial or Bank.

Section 5.8 Regulatory Approval.  East Penn Financial and Bank will use diligent efforts to complete and file, and to cooperate with HNC and HNB in completing and filing, all applications they are required to file with applicable regulators, and to pursue all Regulatory Approvals they are required to obtain for the transaction contemplated herein.

Section 5.10 Phase I Audit.  East Penn Financial shall permit HNC, if HNC elects to do so, at its own cost and expense, to cause a "phase I environmental audit" (together with any additional tests, studies or investigations recommended in such audit) to be performed at any physical location owned or occupied by East Penn Financial or any Subsidiary. HNC must complete such audit no later than ten (10) days prior to the Effective Time or its right to do so shall be waived.

Section 5.11 East Penn Financial Options.  East Penn Financial shall use its best efforts to cause each of the present the holders of each of the East Penn Financial Options to accept, at the Effective Time, a cash payment in full liquidation of all of the East Penn Financial Options, with the goal that (i) no East Penn Financial Options shall be exercised after the date of this Agreement and (ii) no East Penn Financial Options shall be outstanding at the Effective Time.

Section 5.12Tax Opinion.  East Penn Financial shall use reasonable diligence to obtain the tax opinion described in Section 8.5(c) on a timely basis.  To the extent that East Penn Financial is not able to obtain such an opinion, East Penn Financial shall consult promptly in detail with HNC with regard to the specific reasons why it cannot obtain the opinion and HNC shall have a reasonable opportunity prior to Closing to take such actions as may be reasonably necessary to address any such reasons.

ARTICLE VI
COVENANTS
OF HNC

Section 6.1 Approvals of Third Parties.  HNC shall use commercially reasonable efforts to prepare, file and publish all applications, notices and registrations required by applicable law as soon as practicable and shall in any event prepare, publish and file such applications, notices and registrations not later than one hundred twenty (120) days after the date of this Agreement, and shall use reasonable efforts to secure at the earliest practicable date all Regulatory Approvals and shall otherwise use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.  HNC will afford East Penn Financial, Bank and their counsel a reasonable opportunity to review all such applications, notices and registrations before filing with Regulatory Authorities and will not file any such applications, notices or registrations if, promptly after their receipt, East Penn Financial, Bank or their counsel reasonably object thereto.

Section 6.2 Benefits for Bank Employees.

(a) Except as otherwise provided in this Agreement, HNC will honor all East Penn Financial Employment Agreements set forth on East Penn Financial Disclosure Schedule 3.8(a).

(b) HNC will endeavor to continue the employment of all current Bank employees in positions that will contribute to the successful performance of the combined organization.  During the period prior to the Effective Time, HNC will cooperate with East Penn Financial to identify the roles that Bank's current employees will be expected to play with HNC after the Effective Time. If prior to the Effective Time or within one year after the Effective Time, HNC elects to displace an employee or eliminate a position, or does not offer the employee comparable employment (i.e. a position of substantially similar job description or responsibilities at substantially the same salary level), then HNC will make severance payment of two (2) weeks of compensation for each year of the employee’s combined service with the Bank and HNC (subject to applicable taxes and withholding requirements), with a minimum of four (4) weeks up to a maximum of twenty-six (26) weeks.  Terminated Bank employees will have the right to continue coverage under the group health plans of HNC or HNB in accordance with Code Section 4980(f). During the severance payment term or until the employee is enrolled in another health plan, whichever occurs first, HNC will continue to pay the employer’s share of medical benefits that it pays for its employees generally, provided that any coverage period required under IRC 4980B shall run concurrently with the period that HNC pays the employer’s share of health coverage under this Section.

(c) Bank’s employees will, immediately upon Effective Time, be eligible for all HNC Benefit Plans that are generally available to HNC employees upon the terms of the HNC Benefit Plans applicable from time to time.  HNC shall, and shall cause HNB, to waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees to the extent such conditions were satisfied under any corresponding East Penn Financial Employee Benefit Plans. To the extent allowed under each applicable plan, but in any event only to the extent that East Penn Financial shall have provided to HNC prior to the Effective Time detailed, verifiable information on the amounts to be credited to each employee, HNC will provide credit under such plans for any deductibles incurred by Bank’s employees during the portion of the calendar year prior to the commencement of their participation in HNC’s plans.  Those of Bank’s employees that continue to be employed by HNC after Effective Time will be given full credit for years of service with Bank for purposes of eligibility and vesting, but not for purposes of calculating benefit amounts, under HNC’s applicable employee benefit plans.

(d) Except (i) as expressly provided in this Agreement or (ii) as expressly provided in any East Penn Financial Employment Agreements set forth on East Penn Financial Disclosure Schedule 3.8(a) (but subject, nevertheless, to any rights HNC has after the Effective Time as employer under any of the East Penn Financial Employment Agreements), and (iii)  as expressly provided in the employment agreement to be entered into between HNC and Brent L. Peters pursuant to Section 7.11(b), HNC shall have no obligation to provide to any directors, officers or employees of East Penn Financial, Bank or any Subsidiary any benefits of any sort other than, as to employees of East Penn Financial and the Bank, HNC’s normal and customary benefits for HNC’s employees.

(e) Notwithstanding any other provision of this Agreement, at or promptly after the Effective Time, HNC shall have the right to freeze, merge or terminate the existing 401(k) plan and where applicable transfer its assets into HNC’s existing 401(k) plan.

(f)  Employees of East Penn Financial and Bank shall not be deemed third party beneficiaries of the commitments set forth in this Section 6.2.

Section 6.3 Post-Closing Business Strategies for East Penn Bank Division of HNB.  Upon the Effective Time and for three (3) years thereafter, HNC and HNB shall:

(a) Operate the Bank as a division of HNB with the name “East Penn Bank” and utilize the Bank’s logo as it is on the date of this Agreement (or as changed hereafter by the Bank prior to the Effective Time with the prior written approval of HNC).

(b) Transfer nine (9) existing HNB branches located in Lehigh, Carbon, Monroe and Northampton Counties into, and administer and operate them within, HNB’s East Penn Bank division, under the “East Penn Bank” name and signage, and under the authority of that division’s management team.

(c) Retain autonomous loan authority levels for the “East Penn Bank” division subject to HNC’s loan policies, credit quality administration and OCC rules and regulations.

(d) Integrally involve the “East Penn Bank” division and its management in HNC’s and HNB’s marketing efforts, including a regional marketing presence for “East Penn Bank.”

(e) Retain the “East Penn Bank” division’s ability to make community contributions consistent with the Bank’s historical levels within overall HNC company-wide budget parameters.

(f) Retain an advisory board of directors for the “East Penn Bank” division composed of at least five individuals of the East Penn Financial board of directors prior to the Effective Time who elected in writing, at or prior to the Effective Time, to serve after the Effective Time (the “East Penn Bank Division Board”), for which the annual director retainer will be $8,000, plus $150 per meeting attended up to a maximum of $1,200.00 in meeting fees per individual.  The East Penn Bank Division Board will choose its own chairman and shall hold at least eight (8) meetings annually.

(g) Appoint at the Effective Time and maintain Brent L. Peters as a member of the board of directors of HNC and HNB.

If Brent Peters’ employment with HNC is terminated within the three (3) year period for any “Permitted Reason” (as defined below), HNC and HNB shall continue to comply with the provisions of subsection (f) of this Section for the full three (3) years, but shall not be obligated to continue any of the other foregoing strategies.  For purposes of this Agreement, “Permitted Reason” means (i) termination by HNC of Brent Peters’ employment with HNC for “cause” as defined in his employment agreement with HNC, or (ii) termination of his employment with HNC by Brent Peters for reasons other than “good reason” as defined in his employment agreement with HNC, or (iii) termination of Brent Peters’ employment with HNC due to his death or total disability.  The commitments set forth in this Section 6.3 shall survive the Effective Time as reflected in a formal resolution of the HNC Board to be reflected in the minutes of HNC as the survivor of the Merger. The members of the East Penn Bank Division Board who were formerly East Penn Financial directors shall be deemed to be third party beneficiaries of the commitments set forth in this Section 6.3.

Section 6.4Tax Opinion.  HNC shall use reasonable diligence to obtain the tax opinion described in Section 7.4(c) on a timely basis.  To the extent that HNC is not able to obtain such an opinion, HNC shall consult promptly in detail with East Penn Financial with regard to the specific reasons why it cannot obtain the opinion and East Penn Financial shall have a reasonable opportunity prior to Closing to take such actions as may be reasonably necessary to address any such reasons.

ARTICLE VII
CONDITIONS
TO OBLIGATIONS OF HNC

The obligations of HNC under this Agreement (including without limitation, its obligation to consummate the Closing) are subject to satisfaction of the following conditions at or prior to the Closing Date, which conditions may be waived in the discretion of HNC:

Section 7.1 Representations, Warranties and Covenants.  The representations and warranties of East Penn Financial and the Bank contained in this Agreement shall be true and correct in all material respects on the date of this Agreement and on the Closing Date with the same effect as though made at such time (unless such representations and warranties speak as of a different date), except to the extent (i) waived by HNC hereunder or (ii) such representation or warranty is no longer true due to action or inaction of East Penn Financial or Bank that was consented to in writing by HNC.  East Penn Financial, Bank, and each Subsidiary shall have performed in all material respects all obligations and agreements, and shall have materially complied with all terms, covenants and conditions contained in this Agreement to be performed or complied with by them prior to or at the Closing Date.

Section 7.2 Officer’s Certification.  HNC shall have received a certification signed by the Presidents of East Penn Financial and the Bank solely in their capacity as such officers and without personal liability, dated the Closing Date, to the effect that (a) all of the representations and warranties made by East Penn Financial and the Bank under this Agreement and the information contained in the Exhibits and Schedules and other documents delivered by East Penn Financial and the Bank pursuant to this Agreement are true and correct in all material respects on the date of this Agreement and on the Closing Date with the same effect as though made at such time (unless such representations and warranties speak as of a different date), except to the extent (i) waived in writing by HNC hereunder or (ii) such representation or warranty is no longer true due to action or inaction of East Penn Financial, Bank or applicable Subsidiary that was consented to in writing by HNC; and (b) East Penn Financial, Bank, and each Subsidiary have performed in all material respects all obligations and agreements, and have materially complied with all terms, covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or at the Closing Date.

Section 7.3 Litigation; Other Prohibitions. There shall be no pending or threatened claim, action, litigation or proceeding, judicial or administrative, or governmental action against East Penn Financial, Bank, any Subsidiary or any Person within the HNC Group for the purpose of enjoining or preventing the Merger or otherwise preventing the consummation of the Closing or otherwise claiming that this Agreement or the Merger or the consummation of the Closing is illegal or unauthorized.  There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits Effective Time.  No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement.

Section 7.4 Opinions of Counsel and Related Matters.

(a) HNC shall have received an opinion from legal counsel for East Penn Financial, Bank and each Subsidiary in accordance with Exhibit 7.4(a) to this Agreement.

(b) HNC shall have received subsistence certificates from (i) the Department of State of the state in which East Penn Financial has been formed, with respect to East Penn Financial (ii) from the PADOB (and a certificate of deposit insurance from the FDIC) with respect to the Bank, and (iii) from the Department of State of each state in which a Subsidiary is formed, with respect to each of the Subsidiaries, all of which shall be dated within five (5) days prior the Closing Date.

(c) HNC shall have received an opinion from its counsel, dated the Closing Date, to the effect that (i) the Merger constitutes a reorganization under IRC Section 368(a), and (ii) any gain realized in the Merger will be recognized only to the extent of cash or other property (other than HNC Common Stock) received in the Merger, including cash received in lieu of fractional share interests; in rendering their opinion, such counsel may make reasonable assumptions and require and rely upon representations of either or both Parties or their agents or third parties, including without limitation those contained in certificates of officers of East Penn Financial, HNC and others.

Section 7.5 Regulatory Approvals and Consents.  All Regulatory Approvals required to consummate the Merger shall have been obtained, including the receipt of any necessary Regulatory Approval to operate the main and branch offices of East Penn Financial as offices of the Surviving Bank, and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements that the HNC Board reasonably determines in good faith would, individually or in the aggregate, materially and adversely affect the economic or business benefits to HNC of the Merger, the business or financial condition of HNC on a consolidated basis, or the business presently operated by East Penn Financial, the Bank and each Subsidiary as it is to be acquired by HNC.  Any landlord Consent which requires an increase in rents or an extension of the lease term shall be deemed to materially and adversely affect the lease which is the subject of such Consent. Without limiting the foregoing, East Penn Financial and Bank shall have received all consents and authorizations of landlords and other persons that are necessary to permit the Merger to be consummated without the violation of any lease or other material agreement to which East Penn Financial or Bank is a party or by which any of its properties are bound, except where failure to obtain such consent or authorization would be reasonably expected not to have a Material Adverse Effect.  All statutory and regulatory waiting periods relating to the Merger shall have expired.

Section 7.6 Additional Actions.  At and after the Effective Time, East Penn Financial, Bank, each Subsidiary and each of their officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of full, unconditional ownership and control of Bank and each Subsidiary and their respective rights, properties and assets in HNC, and otherwise to carry out the purposes of this Agreement.

Section 7.7 Shareholder Approval.  East Penn Financial and East Penn Financial’s shareholders, and Bank and each Subsidiary shall have taken all necessary action on behalf of East Penn Financial, the Bank and each Subsidiary to approve all of the transactions to be completed hereunder in connection with or to consummate Closing.

Section 7.8 No Material Adverse Change. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, liquidity, income, or financial condition of East Penn Financial, Bank or any of the Subsidiary shall have occurred since the date of this Agreement, which has had, or would reasonably be likely to have, a Material Adverse Effect.

Section 7.9 Satisfaction with Phase 1 Results.  The results of any Phase 1 environmental audit conducted by HNC shall be acceptable in all respects to HNC.

Section 7.10 Other Cooperation.  HNC shall have received such other certificates, documents or instruments from East Penn Financial or its officers or others as HNC shall have reasonably requested in connection with accounting or income tax treatment of the Merger, or related securities law compliance.

Section 7.11 Employment Related Agreements with Brent L. Peters.  The following shall have occurred with respect to certain employment related agreements between or among East Penn Financial, Bank and Brent L. Peters:

(a) Brent L. Peters’ employment agreement with East Penn Financial and the Bank shall have been terminated in accordance with the provisions of the Termination of Employment Agreement attached to this Agreement as Exhibit 7.11(a).

(b) Brent L. Peters shall have executed an Employment Agreement with HMS in the form attached to this Agreement as Exhibit 7.11(b), effective at the Effective Time.

Section 7.12 Execution of Other Agreements.  In connection with and at the time of execution of this Agreement:

(a) Each director of East Penn Financial and each director of the Bank shall have delivered to HNC an executed Director Support Agreement in the form attached hereto as Exhibit 7.12(a).

(b) Brent L. Peters shall have delivered to East Penn Financial, Bank and HNC an Inducement Agreement with respect to his existing Employment Agreement and Supplemental Executive Retirement Plan with East Penn Financial and Bank, in the form attached hereto as Exhibit 7.12(b).

Section 7.13 Execution of Affiliate Agreements.  HNC shall have received from each director and executive officer of East Penn Financial an executed counterpart of an affiliate's agreement, in the form attached hereto as Exhibit 7.13.

Section 7.14 Securities Filings.  The Securities Filings shall be effective under applicable federal and state securities laws, and no proceedings shall be pending or threatened to suspend the effectiveness of any Securities Filings or to prohibit the issuance of the HNC Common Stock to East Penn Financial shareholders; and all approvals deemed necessary by HNC's counsel from state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement shall have been obtained.  HNC Common Stock to be issued to East Penn Financial shareholders shall be approved and listed on the NASDAQ Global Stock Market.

Section 7.15 East Penn Financial and Bank Authorizations.  All action required to be taken by, or on the part of, East Penn Financial, Bank and each Subsidiary to authorize the execution, delivery and performance of this Agreement, and the Effective Time, shall have been duly and validly taken by East Penn Financial and Bank, respectively, and HNC shall have received certified copies of the resolutions evidencing such authorizations.

Section 7.16 Agreement on Allocation.  The Parties and the Exchange Agent shall have agreed upon the Final Allocation.

ARTICLE VIII
CONDITIONS
TO OBLIGATIONS OF EAST PENN FINANCIAL AND BANK

The obligations of East Penn Financial, Bank, and each Subsidiary under this Agreement (including, without limitation its obligation to consummate the Closing) are subject to satisfaction of the following conditions at or prior to the Closing Date, which conditions may be waived in the discretion of East Penn Financial:

Section 8.1 Representations, Warranties and Covenants of HNC.  The representations and warranties of HNC contained in this Agreement shall be true and correct on the date of this Agreement and on the Closing Date with the same effect as though made at such time (unless such representations and warranties speak as of a different date), except to the extent (i) waived hereunder by East Penn Financial, or (ii) such representation or warranty is no longer true due to action or inaction of HNC that was consented to in writing by East Penn Financial.  HNC shall have performed in all material respects all obligations and agreements, and shall have materially complied with all terms, covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

Section 8.2 Officer’s Certification.  East Penn Financial shall have received a certification signed by the President of HNC, solely in her capacity as such officer and without personal liability, dated the Closing Date, to the effect that (a) all of the representations and warranties made by HNC under this Agreement and the information contained in the Exhibits and Schedules and other documents delivered by HNC pursuant to this Agreement are true and correct in all material respects on the date of this Agreement and on the Closing Date with the same effect as though made at such time (unless such representations and warranties speak as of a different date), except to the extent (i) waived in writing by East Penn Financial hereunder or (ii) such representation or warranty is no longer true due to action or inaction of HNC or any of HNC’s subsidiaries that was consented to in writing by East Penn Financial; and (b) HNC has performed in all material respects all obligations and agreements, and have materially complied with all terms, covenants and conditions, contained in this Agreement to be performed or complied with by HNC prior to or at the Closing Date.

Section 8.3 Litigation.  There shall be no pending or threatened claim, action, litigation or proceeding, judicial or administrative, or governmental action against East Penn Financial, Bank, any Subsidiary or HNC or any Person within the HNC Group for the purpose of enjoining or preventing the Merger or otherwise preventing the consummation of the Closing or otherwise claiming that this Agreement or the Merger or the consummation of the Closing is illegal or unauthorized.  There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits Effective Time.  No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement.

Section 8.4 Regulatory Approvals.  All Regulatory Approvals shall have been obtained, shall not contain any conditions that are not acceptable to East Penn Financial in its reasonable discretion and shall be in full force and effect, and all statutory or regulatory waiting periods in connection with such Regulatory Approvals, if any, shall have expired.

Section 8.5 Opinions of Counsel and Related Matters.

(a) East Penn Financial shall have received an opinion of legal counsel to HNC in accordance with Exhibit 8.5(a) to this Agreement.

(b) East Penn Financial shall have received a subsistence certificate from the Department of State of the state in which HNC has been formed, with respect to HNC, dated within five (5) days prior the Closing Date.

(c) East Penn Financial shall have received an opinion, satisfactory to East Penn Financial in its sole discretion, from its tax adviser with respect to the status of the Merger as a reorganization under IRC Section 368(a) and any gain or loss that may be recognized by East Penn Financial shareholders in connection with the Merger.

Section 8.6  Shareholder Approval.  This Agreement and the Merger shall have been duly approved by the requisite vote of the holders of outstanding shares of East Penn Financial Common Stock as required by law and the East Penn Financial articles of incorporation and bylaws.

Section 8.7 Securities Filings.  The Securities Filings shall be effective under applicable federal and state securities laws, and no proceedings shall be pending or threatened to suspend the effectiveness of any Securities Filings or to prohibit the issuance of the HNC Common Stock to East Penn Financial shareholders; and all approvals deemed necessary by East Penn Financial's counsel from state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement shall have been obtained.  HNC Common Stock to be issued to East Penn Financial shareholders shall be approved and listed on the NASDAQ Global Stock Market.

Section 8.8 No Material Adverse Change. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, liquidity, income, or financial condition of HNC or any material subsidiary of HNC shall have occurred since the date of this Agreement, which has had, or would reasonably be likely to have, a Material Adverse Effect.

Section 8.9 Deposit of Merger Consideration.  East Penn Financial shall have received confirmation from the Exchange Agent that, pursuant to Section 2.9(a), a sufficient amount of Merger Consideration has been deposited in the Exchange Fund.

Section 8.10 Agreement on Allocation.  The Parties and the Exchange Agent shall have agreed upon the Final Allocation.

Section 8.11 Other Cooperation.  East Penn Financial shall have received such other certificates, documents or instruments from HNC or its officers or others as East Penn Financial shall have reasonably requested in connection with income tax treatment of the Merger or related securities law compliance.

ARTICLE IX
SURVIVAL; INDEMNIFICATION

Section 9.1 Survival.  All representations and warranties contained in this Agreement or in any exhibit, Disclosure Schedule or other instrument delivered pursuant to this Agreement shall terminate upon the Effective Time.  Any other covenants, agreements and indemnities contained in this Agreement or in any exhibit, Disclosure Schedule or other instrument delivered pursuant to this Agreement which, by their nature, are intended to be performed in whole or part after the Effective Time, shall survive the Closing, the Effective Time or any termination of this Agreement, as the case may be.  Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity that otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.  Without limiting the foregoing, Article II, Section 6.2, Section 6.3 and Article IX specifically shall survive the Effective Time.

Section 9.2 Indemnification by East Penn Financial.  So long as the Effective Time shall not have occurred, and for three (3) years from the date of termination of this Agreement, East Penn Financial, for itself and its successors (the “Indemnifying Party”), hereby agrees to indemnify and to defend and hold harmless HNC, its subsidiaries and affiliates, and any of their respective successors or assigns and their officers, directors, shareholders, managers, members and employees (each, an “HNC Indemnified Party” and collectively, “HNC Indemnified Parties”), from and against all claims, damages (including without limitation punitive and exemplary damages), losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) (collectively, the “Losses”) arising out of, relating to, resulting from or incurred in connection with any Claim of any third party based in whole or part on an allegation that the entry by East Penn Financial or the Bank into this Agreement violates such third party’s rights.  Notwithstanding any other provision of this Agreement, the provisions of this indemnification shall not survive the Effective Time.

Section 9.3 Indemnification by HNC; Insurance.

(a) From and after the Effective Time, HNC (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of East Penn Financial or a Subsidiary, as applicable, (the “East Penn Financial Indemnified Parties”) against any costs or expenses, including reasonable attorneys’ fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that, prior to the Effective Time, he or she was a director, officer, employee, fiduciary or agent of East Penn Financial or any Subsidiary or is or was serving at the request of East Penn Financial or any of the East Penn Financial Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Merger, to the fullest extent that such East Penn Financial Indemnified Parties would be mandatorily entitled under the East Penn Financial Charter and the East Penn Financial bylaws or equivalent documents of any Subsidiary, as applicable.

(b) From and after the Effective Time through the tenth (10th) anniversary of the

Effective Time, HNC (the “Indemnifying Party”) shall indemnify and hold harmless each Person that is a shareholder of East Penn Financial at the Effective Time (also included individually in the definition of an East Penn Financial Indemnified Party and collectively in the definition of East Penn Financial Indemnified Parties) against any taxes, costs or expenses, including reasonable attorneys’ fees, interest, judgments, penalties, fines, losses, claims, damages or liabilities incurred, resulting from the failure of the Merger to qualify as a reorganization under IRC Section 368(a).  The shareholders of East Penn Financial as of the Effective Time shall be deemed to be third party beneficiaries of the provisions of this subsection (b) and the other provisions of this Article IX applicable thereto, and shall have all right of enforceability thereof, but as a condition thereto shall also be bound by provisions of Section 9.4 applicable to an Indemnified Party or Indemnified Parties.

(c) Prior to the Effective Time, HNC shall cause the persons serving as directors and officers of East Penn Financial immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by East Penn Financial for a period of six years after the Effective Time, provided that HNC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to East Penn Financial’s existing coverage limits, with respect to acts or omissions occurring prior to the Effective Time that were committed by such directors and officers in their capacities as such, provided that in no event shall HNC be required to expend for any one year an amount in excess of 150% of the annual premium currently paid by East Penn Financial for such insurance (the “Insurance Amount”), and further provided that if HNC is unable to maintain or obtain the insurance called for by this subsection as a result of the preceding provision, HNC shall use its commercially reasonable best efforts to obtain the most advantageous coverage as is available for the Insurance Amount.

(d) The provisions of this Section are intended to be for the benefit of and shall be enforceable by each of the Indemnified Parties and its successors and his or her personal representatives and heirs, and shall survive the Effective Date.

Section 9.4 Conditions to Indemnification. Any HNC Indemnified Party wishing to claim indemnification under Section 9.2, and any East Penn Financial Indemnified Party wishing to claim indemnification under Section 9.3 (in this Agreement, an “Indemnified Party”) upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the the applicable “Indemnifying Party” (either HNC, in the case of an East Penn Financial Indemnifying Party, or East Penn Financial in the case of an HNC Indemnified Party), but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation, whether arising before or after the Effective Time, (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Party and advises the Indemnified Party that there are issues that raise conflicts of interest between the Indemnifying Party and the Indemnified Party, the Indemnified Party may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Party, which may not exceed one firm in any jurisdiction, (ii) the Indemnified Party will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

ARTICLE X
TERMINATION

Section 10.1 Termination of Agreement.  This Agreement may be terminated on or at any time prior to the Closing Date:

(a) By the mutual written consent of the Parties;

(b) By HNC or East Penn Financial:

(i) If there shall have been any material breach of any representation, warranty or obligation of the other Party and such breach cannot be, or shall not have been, remedied within 30 days after receipt by such Party of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within 60 days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such 60-day period;

(ii) If the Closing Date and the Effective Time shall not have occurred prior to the Outside Effective Time (except that if the Closing Date or Effective Time shall not have occurred prior to the Outside Effective Time because of a breach of this Agreement by a Party, such breaching Party shall not be entitled to terminate this Agreement in accordance with this provision);

(iii) If any Regulatory Authority whose approval or consent is required for consummation of the Merger or the Bank Merger shall issue a definitive written denial of such approval or consent and the time period for appeals and requests for reconsideration has run; or

(iv) If East Penn Financial Shareholders vote but fail to approve the Merger at East Penn Financial Shareholders Meeting.

(c) By HNC if East Penn Financial, Bank or any Subsidiary enters into any term sheet, letter of intent, agreement or similar type agreement with a view to being acquired by, or effecting a business combination with, any other Person; or any agreement to merge, consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other Person or to acquire a material amount of assets or a material equity position in any other Person, whether financial or otherwise.

(d) By HNC if East Penn Financial withdraws, changes, or modifies its recommendation to its shareholders in any manner adverse to HNC regarding this Agreement or the Merger.

(e) At any time prior to the date of mailing of the Prospectus/Proxy Statement to East Penn Financial shareholders, by East Penn Financial in order to enter concurrently into a Superior Proposal; provided, however, that this Agreement may be terminated by East Penn Financial pursuant to this Section 10.1(e) only after the fifth Business Day following East Penn Financial’s provision of written notice to HNC advising HNC, that the East Penn Financial Board of Directors is prepared to accept such Superior Proposal (it being agreed that the delivery of such notice shall not entitle HNC to terminate this Agreement pursuant to Section 10.1(c)) and only if (i) during such five-Business Day period, East Penn Financial has caused its financial and legal advisors to negotiate with HNC in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, (ii) East Penn Financial’s Board of Directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such Acquisition Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by HNC and further provided that such termination shall not be effective until East Penn Financial has paid the Termination Fee to HNC.

(f) By East Penn Financial if it determines by a vote of the majority of the members of its Board of Directors, and notifies HNC, at any time during the five (5) day period commencing two (2) Business Days after the Determination Date and if both of the following conditions are satisfied:

(i) The Indicated HNC Share Price shall be less than the product of 0.825 and the Starting Price; and

(ii) (x) the number obtained by dividing the Indicated HNC Share Price by the Starting Price (such number being referred to herein as the “HNC Ratio”) shall be less than (y) the result obtained by subtracting 0.175  from quotient (the “Index Ratio”) obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date;

If East Penn Financial elects to terminate this Agreement pursuant to this Section 10.1(f), it shall give notice to HNC within the aforementioned five (5) day period.

For purposes of this Section 10.1(f), the following terms shall have the meaning indicated

below:

“Index Group” means the seventeen (17) financial institution companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal since the Starting Date and before the Determination Date for any such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror’s market capitalization.  In the event that any such company is removed from the Index Group, the weights (which shall be determined based upon the market capitalization of the outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The seventeen (17) financial institution companies and the weights attributed to them are as follows:

Name	Ticker	Factor
Arrow Financial Corp.	AROW	3.2%
Community Bank System Inc.	CBU	8.5%
F.N.B. Corp.	FNB	13.9%
Financial Institutions Inc.	FISI	3.0%
Lakeland Bancorp	LBAI	4.0%
National Penn Bancshares Inc.	NPBC	12.2%
NBT Bancorp Inc.	NBTB	10.2%
Omega Financial Corp.	OMEF	4.9%
Pennsylvania Commerce Bancorp	COBH	2.2%
S&T Bancorp Inc.	STBA	11.1%
Sandy Spring Bancorp Inc.	SASR	7.0%
Sun Bancorp Inc.	SNBC	5.3%
Tompkins Trustco Inc.	TMP	5.2%
Univest Corp. of Pennsylvania	UVSP	4.1%
Yardville National Bancorp	YANB	5.2%

“Index Price” on a given date, means the weighted average (weighted in accordance with the Weighting Factors above, which were calculated with reference to the market capitalizations of the outstanding shares of common stock of the companies listed above) based upon the closing prices on such date of the common stock of the companies comprising the Index Group.

“Starting Date” means the trading day on the NASDAQ Global Market immediately preceding the day on which the Parties publicly announced the signing of this agreement.

“Starting Price” means the closing price of HNC Common Stock on the Starting Date, subject to adjustment pursuant to Section 2.10 and round to the nearest whole cent.

If any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 10.1(f).

FOR EXAMPLE:

If the Starting Price is $16.73, the Indicated HNC Share Price must fall to $13.80 or below on the Determination Date to satisfy the condition in paragraph (i) of this subsection.  To determine whether the condition in paragraph (ii) of this subsection is satisfied, assume that:

HNC Ratio=	Indicated HNC Share Price Starting Price	=	$12.00 $16.73	=	0.7172743

Then in this example 0.7172743 is the number referred to in clause (x) of paragraph (ii) of this subsection.

Assume further that the Index Price on the Starting Date is $16.00 and the Index Price on the Determination Date is $15.00

The Index Ratio =	$15.00 $16.00	=	0.9375

Then: [Index Ratio] –	[0.175]	=	0.7625

Then: [Index Ratio] –	[0.175]	=	0.7625

Then in this example 0.7625 is the number referred to in clause (y) of paragraph (ii) of this subsection.

In this example, because 0.7172743 is less than 0.7625, the condition in paragraph (ii) of this subsection is also satisfied.  In this example, because the conditions in both paragraph (i) and paragraph (ii) would be satisfied, East Penn Financial would have a termination right under this subsection (f).

(g) By HNC if it determines by a vote of the majority of the members of its Board of Directors, and notifies East Penn Financial, at any time during the five (5) day period commencing two (2) Business Days after the Determination Date and if the Indicated HNC Share Price is less than $11.50.  If HNC terminates this Agreement pursuant to this Section 10.l(g), HNC shall be responsible for all reasonable out-of-pocket expenses incurred by East Penn Financial in connection with this Merger including but not limited to advisory fees, investment banker fees, attorneys fees, professional fees, application fees, and printing and mailing expenses to be paid within two (2) Business Days of the date of HNC's notice of termination pursuant to this Section.

Notwithstanding anything to the contrary contained in this Agreement, no Party hereto shall have the right to terminate this Agreement on account of its own breach.

Section 10.2 Waiver of Right to Terminate.  Any Party may, at its election, waive its right to terminate this Agreement under the foregoing provisions of this Article X.

Section 10.3 Effect of Termination.  Except as otherwise provided in this Agreement, in the event of termination of this Agreement, each Party shall be responsible for its own expenses and neither Party shall be liable in damages to the other unless termination results from the breach or default of this Agreement by one of the Parties, in which event liability will be limited to the non-breaching Party’s out-of-pocket expenses relating to this Agreement and the Merger, including without limitation all reasonable out-of-pocket expenses incurred by it in connection with this Merger including but not limited to advisory fees, investment banker fees, attorneys fees, professional fees, application fees, and printing and mailing expenses.  Notwithstanding the foregoing, East Penn Financial and Bank hereby agree that if this Agreement is terminated by HNC as a result of East Penn Financial entering into an agreement to sell or actually selling or transferring any Bank Shares to any Person other than the HNC prior to this Agreement being terminated in accordance with this Article X, then East Penn Financial and Bank shall be jointly and severally liable to pay to HNC the Termination Fee provided in Section 10.4 of this Agreement, reduced by the amount of any expenses of HNC that shall have been paid by East Penn Financial or Bank under this Section.

Section 10.4 Termination Fee in Certain Cases.  If this Agreement is terminated by HNC in accordance with Section 10.1(c) or (d), or by East Penn Financial pursuant to Section 10.1(e), then in any such event East Penn Financial shall immediately pay HNC a fee equal to four and one-half percent (4.5%) times the dollar amount of the total Merger Consideration calculated as of the date of termination of this Agreement as if such termination date were the Determination Date (the “Termination Fee”), in total satisfaction of any obligation to pay any damages.  If HNC terminates this Agreement in accordance with Section 10.1(b)(i) and such termination is due to either (i) a knowing breach of a representation or warranty by East Penn Financial or the Bank and such breach has had or would be reasonably likely to have a Material Adverse Effect, or (ii) a knowing, material breach by East Penn Financial or the Bank of any other obligation under this Agreement, HNC and if, within eighteen (18) months after such termination, an Acquisition of East Penn Financial or the Bank occurs, East Penn Financial shall immediately pay HNC the Termination Fee, reduced by the amount of any expenses of HNC that shall have been paid by East Penn Financial or Bank under Section 10.3. East Penn Financial and the Bank agree that the amount of losses HNC would incur in such event are not reasonably capable of estimation, that the Termination Fee is a reasonable estimation and liquidation thereof under the circumstances, and that HNC would not enter into this Agreement without this provision.  In the event a court would otherwise determine that the Termination Fee would be unenforceable in whole or part on the grounds that it is excessive, the amount of the Termination Fee shall be reduced to the maximum amount consistent with enforceability of this provision, and this provision shall otherwise be reformed and construed so that it shall be enforceable as nearly consistent as possible with its original intent.

ARTICLE XI
MISCELLANEOUS

Section 11.1 Access to Information

(a) Prior to the Closing Date, East Penn Financial and the Bank shall permit HNC and HNC’s representatives (including, without limitation, its attorneys, accountants and structural and environmental experts) to have access during regular business hours, upon prior reasonable notice, to such officers, employees and agents of East Penn Financial and Bank as HNC or HNC’s representatives deem reasonably necessary or appropriate for purpose of conducting HNC’s ongoing due diligence.

(b) HNC and East Penn Financial and the Bank shall provide each other promptly with information as to any significant developments in the performance of this Agreement or in any document or agreement delivered in connection with this Agreement and shall promptly notify the other if either discovers that any of its representations and warranties contained in this Agreement or in any document delivered in connection with this Agreement was or were not true and correct in all material respects or becomes or became untrue or incorrect in any material respect or any covenant has been breached or is expected to be breached with the passage of time.

(c) Any due diligence investigations and any information obtained by either Party shall not limit or adversely affect the enforceability by that Party of any representations and warranties made by the other Party or Parties hereunder.

Section 11.2 Severability.  The terms and provisions to this Agreement are expressly made subject to Applicable Requirements.  In the event any provision of this Agreement would otherwise be determined by a court of competent jurisdiction to be in violation of any Applicable Requirement, such provision shall be of no force or effect, and this Agreement shall be interpreted and construed as though such superseded provision were not contained in this Agreement, in order to achieve its general intent as otherwise expressed in this Agreement.

Section 11.3 Payment of Costs.  Except as is otherwise specifically provided in this Agreement, whether or not the Closing takes place or whether this Agreement is terminated, each Party shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including, but not by way of limitation, all regulatory fees, attorneys’ fees, investment banking fees, accounting fees and other expenses.

Section 11.4 Notices.  All notices, demands, and other such communications hereunder shall be in writing and shall be deemed to have been duly given upon delivery if delivered in person, or the next day if sent via overnight delivery by Federal Express or similar overnight courier service, fees prepaid, or the day of transmission if delivered by facsimile transmission (followed by telephone communication and hard copy) or otherwise actually delivered, addressed as follows:

If to East Penn Financial or the Bank to:

East Penn Financial Corporation
22 South 2nd Street
P.O. Box 869
Emmaus, PA 18049
Attn: Brent L. Peters, President & CEO
Telecopier: (610) 966-5168

With a copy to:	Bybel Rutledge LLP
1017 Mumma Road
Suite 302
Lemoyne, PA 17043
Attn: Nicholas Bybel, Jr.
Telecopier: (717) 731-8205

If to HNC, to:	Harleysville National Corporation
483 Main Street
Harleysville, PA 19438
Attn: Corporate Secretary
Telecopier: (215) 256-1931

With a copy to:	Stradley Ronon Stevens & Young, LLP
30 Valley Stream Parkway
Malvern, PA 19355-1481
Attn: David F. Scranton, Esquire
Telecopier: (610) 640-1965

The persons or addresses to which deliveries shall be made may change from time to time by notice given pursuant to the provisions of this Section.

Section 11.5 Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon each Party and its successors.  Neither Party may assign any of its rights or obligations hereunder to any other Person, without the prior written consent of the other Party.

Section 11.6 Third-Party Beneficiaries.  Except as specifically set forth in this Agreement, each Party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties hereto.  This Agreement shall be expressly the obligation of any successor to any Party, and each Party shall require any successor to such Party to assume the obligations of such Party hereunder.

Section 11.7 Confidentiality

(a) HNC shall cause all materials and other information (other than information which is a matter of public knowledge by no violation of this Section or is provided in other sources readily available to the public) pertaining to East Penn Financial and the Bank obtained by HNC, its legal counsel and other authorized representatives in connection with the negotiation and performance of this Agreement to be held in confidence, not to be disclosed or disseminated to any Person not an employee or authorized representative of HNC without the prior written consent of East Penn Financial (except as may be required by law or as may be necessary to obtain the Regulatory Approvals), and shall cause all copies of all such materials and other information to be returned to East Penn Financial or destroyed promptly upon any termination of this Agreement without the Closing having been held.  HNC shall cause its representatives and agents to comply with the provisions of this Section.  Notwithstanding anything contained herein to the contrary, the obligation of HNC to maintain confidentiality with respect to any matter related to the business of East Penn Financial and Bank shall terminate effective as of the Effective Time.

(b) East Penn Financial, Bank and each Subsidiary shall cause all materials and other information (other than information which is a matter of public knowledge by no violation of this Section or is provided in other sources readily available to the public) pertaining to HNC obtained by East Penn Financial, Bank, their counsel or other authorized representatives to he held in confidence, not to be disclosed or disseminated to any Person not an employee or authorized representative of East Penn Financial or Bank without the prior written consent of HNC (except as may be required by law), and shall cause all copies of all such materials and other information to be returned to HNC or destroyed promptly upon any termination of this Agreement without the Closing having been held or upon the consummation of the Closing.  East Penn Financial and the Bank shall each use its best efforts to cause its representatives, affiliates and agents to comply with the provisions of this Section.

Section 11.8 Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

Section 11.9 Governing Law.  The laws of the Commonwealth of Pennsylvania, (without regard to its conflicts of law principles or rules of choice of law) and federal law to the extent it pre-empts state law, shall govern the validity and interpretation hereof and the performance of the Parties of their respective duties and obligations hereunder.

Section 11.10 Specific Performance.  Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, except as otherwise provided at herein, each of the Parties agrees that the other Party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

Section 11.11 Entire Agreement; Amendments.  This Agreement (together with the Exhibits and Schedules referenced herein) embodies the entire understanding of the Parties, and there are no further or other agreements or understandings, written or oral, in effect between the Parties relating to the subject matter hereof.  This instrument and the agreements contained herein may be amended or modified only by an instrument of equal formality signed by the Parties or their duly authorized agents.

Section 11.12 Interpretations.  The section headings of this Agreement are for convenience of reference only and do not form a part of this Agreement and do not in any way modify, interpret or construe the intentions of the Parties.  References in this Agreement to sections, schedules and exhibits are to sections of, and schedules and exhibits to, this Agreement unless otherwise indicated. Words in the singular include the plural and in the plural include the singular.  Any references to this Agreement shall be deemed to mean this Agreement including all schedules and exhibits hereto.  All words used in this Agreement will be construed as being of such gender or number as the circumstances require.  A Person will be deemed to have “knowledge” of a particular fact or other matters if he is actually aware of such fact or other matter.  For purposes of this Agreement, the phrases “knowledge of” a Party, “to a Party’s knowledge” or “to the best of a Party’s knowledge” shall refer to the knowledge (as defined above) of all officers, directors and key employees of such Party, and any similar references to the Bank shall refer to the knowledge (as defined above) of all officers, directors and key employees of both the Bank and East Penn Financial.

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IN WITNESS WHEREOF, the undersigned have duly executed this Merger Agreement as of the date first written above.

Attest: /s/ Fred C. Reim (Signature) Print Name: Fred C. Reim Title: Regional President	HARLEYSVILLE NATIONAL CORPORATION By: /s/ Demetra M. Takes (Signature) Print Name: Demetra M. Takes Title: Interim President & CEO
Attest: /s/ Theresa M. Wasko (Signature) Print Name: Theresa M. Wasko Title: Treasurer & CFO	EAST PENN FINANCIAL CORPORATION By: /s/ Brent L. Peters (Signature) Print Name: Brent L. Peters Title: Chairman, President, CEO
Attest: /s/ Theresa M. Wasko (Signature) Print Name: Theresa M. Wasko Title: Treasurer & CFO	EAST PENN BANK By: /s/ Brent L. Peters (Signature) Print Name: Brent L. Peters Title: Chairman, President, CEO

List of Exhibits and Schedules
EXHIBITS
Exhibit	Title/Contents
1.1	Bank Plan of Merger
3.15	Sandler Engagement Letter
3.21	Sandler Fairness Opinion
4.15	Janney Engagement Letter
4.21	Janney Fairness Opinion
7.4(a)	Form of closing opinion of counsel to East Penn Financial and East Penn Bank
7.11(a)	Form of Termination of Employment Agreement of Brent L. Peters
7.11(b)	Form of Employment Agreement for Brent L. Peters
7.12(a)	Form of Director Support Agreement

List of Exhibits and Schedules

7.12(b)	Form of Inducement Agreement of Brent L. Peters
7.13	Form of Affiliates Agreement
8.5(a)	Form of closing opinion of counsel to HNC

EAST PENN FINANCIAL DISCLOSURE SCHEDULES
Schedule	Title/Contents
3.1(d)	East Penn Financial Subsidiaries
3.2(c)	Equity Interests in Entities other than Subsidiaries
3.2(d)	Beneficial owners of 5% or more of the outstanding shares of East Penn Financial Common Stock
3.4	Regulatory Filings, Regulatory Approvals and Consents
3.5(b)	Certain Liabilities, Obligations and Contingencies
3.8(a)	East Penn Financial Employment Agreements
3.8(b)	Post-Termination Benefits, Benefit Accelerations and Equity Benefits
3.8(b)(i)	Extent to which East Penn Financial Employment Agreements and East Penn Financial Employee Benefit Plans are not in full force and effect
3.8(b)(ii)	Certain termination and benefit rights under East Penn Financial Employment Agreements and East Penn Financial Employee Benefit Plans
3.9(a)	Encumbrances securing certain liabilities for borrowed money
3.10	Legal Proceedings
3.12	East Penn Financial Employee Benefit Plans
3.13	East Penn Financial Equity Plans
3.14	Certain environmental matters
3.17	Affiliate transactions
3.19	Classified Assets and Credits; Overdrafts
3.24(b)	Acquisitions and dispositions since December 31, 2006
3.24(e)	Liabilities over $50,000 occurred outside the ordinary course of business since December 31, 2006
3.24(f)	Material alterations in books, accounts and records
5.2(a)	Exceptions to covenant limiting acquisitions and new activities
5.2(q)	Exceptions to covenant limiting new branches and office facilities

HNC DISCLOSURE SCHEDULES
Schedule	Title/Contents
4.1(g)	HNC Subsidiaries
4.4	Regulatory Filings, Regulatory Approvals and Consents
4.7	Certain tax matters
4.13	HNC Benefit Plans